As filed with the Securities and Exchange Commission on September 4, 1998

                                                  REGISTRATION NO. 333-


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                              ----------------

                                  FORM SB-2
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                              ----------------

                        NORTH EAST INSURANCE COMPANY
               (Name of small business issuer in its charter)

     MAINE                          6331                       01-0278387
   (State of            (Primary Standard Industrial         (IRS Employer
 Incorporation)          Classification Code Number)          I.D. Number)

                               482 PAYNE ROAD
                          SCARBOROUGH, MAINE  04074
                               (207) 883-2232
         (Address and Telephone Number of Principal Executive Office
                      and Principal Place of Business)

                              ROBERT G. SCHATZ
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               482 PAYNE ROAD
                          SCARBOROUGH, MAINE  04074
                               (207) 883-2232
          (Name, Address and Telephone Number of Agent for Service)

                                 Copies to:

                           GREGORY S. FRYER, ESQ.
                             VERRILL & DANA, LLP
                             ONE PORTLAND SQUARE
                         PORTLAND, MAINE 04112-0586
                               (207) 774-4000

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

                                   PROPOSED
                                   MAXIMUM      PROPOSED
TITLE OF EACH CLASS      AMOUNT    OFFERING      MAXIMUM
OF SECURITIES            TO BE      PRICE       AGGREGATE        AMOUNT OF
TO BE REGISTERED       REGISTERED  PER SHARE  OFFERING PRICE  REGISTRATION FEE
------------------------------------------------------------------------------
Common Stock,
$1.00 par value        3,049,089   $2.50 (1)  $7,622,722.50 (1)  $2,248.70

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

                              ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

[This prospectus is subject to completion, and no offering of the securities will be made before the effective date of the Registration Statement.
                The date of this draft is September 1, 1998.]



[LOGO]                  NORTH EAST INSURANCE COMPANY

                         RIGHTS OFFERING PROSPECTUS


      North East Insurance Company ("NEIC") is offering 3,049,089 shares of its Common Stock to qualified shareholders. To be a qualified shareholder, you must have owned NEIC Common Stock on [RecDate], 1998. If you are a qualified shareholder, you may buy one share of Common Stock at a price of $[OffPrc] per share for every share of Common Stock you owned on that date. This right is called the "Basic Subscription Privilege." Subject to certain other conditions, you also may offer to buy additional Common Stock at that same price. This right is called the "Oversubscription Privilege."


      Offering Price Per Share  . . . . . . . . . . . . . .  . .   $_________
      Total Proceeds to NEIC (if all shares are sold)    . . . .   $_________


      Trading prices of the Common Stock are quoted on the NASDAQ SmallCap Market under the symbol "NEIC." On [PriceDate], 1998, the last reported sales price for the Common Stock was $[StkPrice] per share.

      THIS RIGHTS OFFERING WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON [EXPDATE], 1998. IF YOU WANT TO PARTICIPATE IN THIS RIGHTS OFFERING, WE RECOMMEND THAT YOU SUBMIT YOUR SUBSCRIPTION DOCUMENTS TO YOUR BROKER OR BANK AT LEAST 10 DAYS BEFORE THAT DEADLINE. See page __ of this Prospectus for further instructions on submitting subscriptions. All subscriptions will be held in escrow by our Subscription Agent (American Stock Transfer & Trust Company) through the Expiration Date of the Rights Offering. We reserve the right to extend the Expiration Date. We also reserve the right to cancel the offering at any time before the Expiration Date.

      We are conducting this Rights Offering in order to raise more capital for NEIC. There is no minimum number of shares that we must sell in order to complete the offering. Shareholders who do not participate in the Rights Offering will continue to own their same number of shares, but will own a smaller percentage of the total shares outstanding. The purchase rights themselves are not transferable.

      SEE "RISK FACTORS" ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS RIGHTS OFFERING.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES (NOR DOES IT SOLICIT ANY OFFERS TO BUY THE SHARES) IN ANY STATE WHERE THIS OFFER OR SALE IS PROHIBITED.


               The date of this Prospectus is _________, 1998.

                              TABLE OF CONTENTS
                                                         Page
                                                         ----

Summary                                                    1
Risk Factors                                               4
  Competition
  Loss Reserves
  Insurance Pricing and Profitability
  Cyclical Nature of Industry
  Geographic Concentration
  Reinsurance
  Regulation
  Factors Affecting Change of Control
  Dependence on Key Personnel
  Volatility of Stock Price
  Irrevocability of Subscriptions
  Determination of Offering Price
Use of Proceeds                                            6
Terms of the Rights Offering                               6
Determination of Offering Price                            8
Subscription Procedures                                    9
Certain Ownership Limits and Reporting Requirements       10
State and Foreign Securities Laws                         10
No Board Recommendation                                   10
Federal Income Tax Consequences                           10
Description of Business                                   11
Management's Discussion and Analysis                      17
Forward-Looking Information                               26
Management                                                26
Certain Relationships and Related-Party Transactions      29
Principal Shareholders                                    29
Description of Capital Stock                              31
Legal Matters                                             32
Experts                                                   32
Financial Statements                                     F-1

                        NORTH EAST INSURANCE COMPANY
                          482 Payne Road, 4th Floor
                                P.O. Box 1418
                        Scarborough, Maine 04074-1418
                          Telephone:  207-883-2232


                                   SUMMARY

      This summary highlights some information from this Prospectus. We recommend that you read the entire Prospectus carefully.

The Company

      North East Insurance Company has been writing property and casualty insurance in Maine since 1966. NEIC has a wholly-owned insurance company subsidiary, American Colonial Insurance Company ("ACIC"), which formerly wrote insurance in New York State.

      Our principal products are personal and commercial automobile insurance, including both automobile liability and automobile physical damage. We also offer other types of insurance, such as general liability, commercial multi-peril, inland marine and fire. We no longer write homeowners insurance, having withdrawn from this market in 1995.

Reasons for the Rights Offering

      Through the Rights Offering, we are seeking additional capital to support future growth of NEIC. The desire for more capital is due both to regulatory and business reasons.

      Capital Requirements. State law requires insurers to maintain certain amounts of capital in relation to the net amount of insurance premiums written. Under guidelines of the National Association of Insurance Commissioners, the ratio of net premiums written to statutory surplus should not exceed 3 to 1. Our net premiums written for 1997 ($14,225,224) were 2.24 times our statutory surplus ($6,358,763) at the end of that year -- well within the guidelines. Thus, our surplus is already sufficient to permit considerable growth in the business. By raising additional capital now, however, we would have even greater leeway to increase our premium revenues in the future.

      Insurance Rating. In early 1997 A.M. Best (a prominent rating agency for insurance companies) upgraded NEIC's rating five full levels, from a D+ to a B-. We are now seeking a further increase in our Best rating, based on continued strengthening of NEIC's financial position. Our management believes that the addition of new capital through a successful stock offering may increase the likelihood of an increase in this rating. A further improvement in the Best rating could strengthen NEIC's competitive position in the marketplace.

      Agency Relationships. NEIC distributes its insurance products through a network of independent agents. Our management believes that the addition of new capital through a successful stock offering may make NEIC's product line more appealing to agents, even before any increase in our Best rating.

      Available Resources. If the Rights Offering succeeds, our management intends to accelerate its plans for seeking growth in the business. We intend to use a portion of the new proceeds to hire additional personnel and to buy additional equipment and software. Given the right opportunities, we might also use the proceeds to expand our business outside Maine, perhaps by purchasing insurers or insurance agencies in other states. There is no assurance that this strategy would be successful.

Dilution

      Through the Rights Offering, we are offering Common Stock at a price determined by the Board of Directors. This price is less than NEIC's book value per share, and therefore the sale of the stock will immediately reduce the book value per share. Also, if all of the offered shares are sold, the number of outstanding shares will double, and therefore a nonsubscribing shareholder's percentage ownership will be one-half of his or her former percentage ownership. Shareholders who exercise their Basic Subscription Privileges in full will not incur a decline in percentage ownership.

Risk Factors

      An investment in NEIC Common Stock involves substantial risks that each prospective purchaser should consider. See RISK FACTORS at page __ below.

Terms of the Rights Offering


Eligible Shareholders................  You will not be eligible to purchase stock through this Rights
                                       Offering unless you already owned NEIC Common Stock on
                                       [RecDate], 1998.

Subscription Rights..................  If you are an eligible shareholder, you will have two different subscription rights:

                                       Basic Subscription Privilege.  First, you will have the right to purchase one share of Common Stock for each share you owned as of [RecDate], 1998.  You may also purchase a smaller number of shares through the Rights Offering, if you wish.  The
                                       offering price is $[OffPrc] per share.

                                       Oversubscription Privilege.  If you exercise your Basic
                                       Subscription Privilege in full, you also may offer to buy
                                       additional shares.  In exercising this right, you will specify the maximum number of shares that you are willing to buy from
                                       NEIC at $[OffPrc] per share.

Ownership Limits.....................  Maine and New York insurance laws prohibit any person or group from acquiring 10% or more of the outstanding stock
                                       of any insurer, unless that person or group first obtains
                                       permission from state insurance regulators.

                                       As a condition of the Rights Offering, we are limiting each subscriber to an ownership position of no more than 9.9% of the total outstanding shares.  Each subscriber must state in writing that he or she owned NEIC stock on [RecDate], 1998 and will not be acquiring more shares than are permitted under the terms of the
                                       Rights Offering.  Moreover, each subscriber who currently owns more than 5% of the outstanding NEIC stock or who subscribes for more than 100,000 shares must agree to provide us, upon request, with reasonable evidence of his or her total share ownership.
                                       Finally, every subscriber must state in writing that he or she has read carefully the description of ownership limits under




                                       Maine and New York insurance laws and agrees not to engage in any intentional violation of those limits.

Allocation of Shares.................  If we receive proper subscriptions for more shares than are being offered, we will first fill all exercises of the Basic
                                       Subscription Privilege.  We will then allocate the remaining shares among those who exercise the Oversubscription Privilege, in proportion to the maximum number of shares that each offers to purchase within the permitted limit.

Nontransferability of Rights.........  The subscription rights may only be exercised by persons who owned NEIC stock on [RecDate], 1998 and are
                                       nontransferable to others.

Expiration Date......................  [ExpDate], 1998, at 5:00 p.m., Eastern time, unless extended.

Subscription Procedures..............  To subscribe for shares, you should carefully complete and sign the Subscription Agreement for this Rights Offering and forward it to our Subscription Agent (American Stock Transfer &
                                       Trust Company).  Be sure to include a check or money order for the full amount of your subscription price.  Checks and money orders will not be cashed until your subscription has been accepted.  If your subscription is accepted in part and rejected in part (for example, due to oversubscription), the Subscription
                                       Agent will send you a check for the difference. No interest will be paid on subscription funds.  With only limited exceptions, once a holder has submitted subscription documents, his or her exercise of subscription right may not be revoked.

Persons Wishing to Exercise
Rights for the Benefit of Others.....  Brokers, banks, trustees, and other individuals or entities that hold NEIC Common Stock for the account of others may, if authorized by the beneficial owner, complete the Subscription
                                       Agreement and submit it to the Subscription Agent with the proper payment.

Completion of the Offering...........  Certificates representing shares of the Common Stock will be delivered to subscribers as soon as practicable after the
                                       Expiration Date of the Rights Offering.  We expect that this may take two weeks or longer, due to the need to allow checks to clear and to confirm compliance with stock ownership limits.

Subscription Agent...................  Subscription Agreements may be delivered to American
                                       Stock Transfer & Trust Company as follows:

                                       By Hand, Mail or Overnight Courier   By Facsimile Transmission
                                       ----------------------------------   ---------------------------------
                                                                            (For Eligible Institutions Only):
                                       40 Wall Street, 46th Floor                    (718) 234-5001
                                       New York, NY 10005                   Confirm Facsimile by
                                                                            Telephone: (718) 921-8200

Questions ?..........................  If you have any question about this Rights Offering (including questions about subscription procedures and requests for
                                       additional copies of this Prospectus or other documents), please contact Robert G. Schatz (President and Chief Executive Officer)
                                       or Mary M. Crawford (Shareholder Relations).  Either of them may be reached by telephone at




                                       207-883-2232, or by fax at 207-883-1523.  Ms. Crawford may
                                       also be reached by e-mail at ________.

Amendment, Extension
and Termination

      We reserve the right to amend or extend the Rights Offering at any time prior to the Expiration Date. If we make an important change in the terms of the Rights Offering, we will attempt to notify all shareholders in writing. Following any important change in terms by us, anyone who had previously subscribed for shares will have the right to withdraw or modify the prior subscription. This revocation right will expire 10 business days after mailing of the notice of the change in terms.

                                RISK FACTORS

      An investment in the Common Stock involves substantial risks. Prospective purchasers should carefully consider the following risk factors.

Competition. The property and casualty insurance industry is intensely competitive. The competitive nature of the industry extends as well to non-standard automobile insurance, NEIC's largest source of revenues. NEIC competes with many regional and national insurers (including direct sellers of insurance products, insurers having their own agency organizations and other insurers represented by independent agents), many of which have greater financial resources than NEIC. NEIC depends on independent agents to generate premium income and competes with other insurance companies for the services of and the business placed by such independent agents. This competition includes pricing pressures and one-time agent incentives.

Insurance Pricing and Profitability. The pricing of insurance policies is determined by an insurer on the basis of projected future claims. The actual losses and expenses experienced on such policies may exceed the costs anticipated. Changes in statutory law and case law can also dramatically affect the liabilities associated with insurance policies that have already been sold. Competitive factors, as well as regulatory constraints, may limit the insurer's ability to increase prices in response to declines in profitability.

Loss Reserves. The profit and loss reported by a property and casualty insurer is determined, in part, by setting and adjusting reserves to reflect
management's estimates of future claim expense.	The actual liability of the
insurer for such policies will likely be greater or less than these estimates. An underestimate of these expenses will cause lower profitability in future periods. Conversely, an overestimate of these expenses will cause greater profitability in future periods.

Cyclical Nature of the Industry. The property and casualty insurance industry is affected by many factors that cause fluctuations in revenues and profit. Prices for insurance coverage may vary according to the level of surplus in the industry. Increases in surplus have generally been accompanied by lower prices among competing property and casualty insurers. Profitability may depend on unpredictable factors such as natural disasters (such as storms, floods and fires), fluctuating interest rates and other changes affecting insurance companies' investments and the income from those investments, inflationary pressures affecting the size of losses, and judicial decisions affecting the scope of insurers' liabilities.

Geographic Concentration. For several years, neither NEIC nor ACIC has written new insurance business outside Maine. Our results of operations may therefore be adversely affected by any catastrophic occurrence, destructive weather pattern, general economic trend or other condition that disproportionately affects losses or business conditions in Maine.

Reinsurance. NEIC relies upon reinsurance treaties to limit its maximum net loss from large single risks or risks in concentrated areas, and to increase its capacity to write insurance. Reinsurance does not relieve NEIC from liability to its policyholders. Even if the reinsurer is unable to pay its share of losses under the reinsurance agreement, we remain exposed to the risk of continued liability for those losses.

Regulation. The administration of state insurance regulations is vested in state agencies that have broad discretionary powers and that are concerned primarily with the protection of policyholders, not shareholders. NEIC and ACIC are subject to regulation under Maine and New York law. These laws and regulations cover many aspects of our business, including the pricing of our insurance policies, the volume of business we may write, the manner in which we settle claims, mandatory participation in risk pools, the composition of our investment portfolio, payment of dividends to shareholders, and the ownership and exercise of control over the corporation. Future changes in such laws and regulations could have a material adverse effect on the operations of insurance companies, including NEIC and ACIC.

Factors Affecting Change of Control. Certain factors could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving NEIC, even if these steps would otherwise be beneficial to shareholders. Maine and New York insurance laws and regulations generally prohibit any person from acquiring 10% or more of the voting stock of a domestic insurance company without the prior approval of insurance regulators in those states. The Maine Business Corporation Act contains certain provisions that restrict business combination transactions under certain circumstances. The Articles of Incorporation requires supermajority shareholder approval of certain business combinations and other related-party transactions. NEIC has entered into agreements that would provide certain key executives with additional severance compensation if their employment were terminated or materially altered after a change in control.

Dependence on Key Personnel. NEIC relies upon the personal efforts and abilities of its principal executives, particularly Robert G. Schatz, President and Chief Executive Officer, and Ronald A. Libby, Chief Operating Officer. NEIC has entered into employment and option arrangements that provide these executives with incentives to remain in NEIC's employ. There is no assurance that these executives will remain with NEIC or that the business strategies pursued by them will succeed.

Volatility of Stock Price. The market for NEIC Common Stock is thinly traded, and we expect it to remain so even after completion of the Rights Offering. Due in part to this limited liquidity, the trading price of the stock tends to be quite volatile. Factors such as quarterly variations in NEIC's results of operations and changes in general market conditions could cause the market price of NEIC's Common Stock to fluctuate significantly. There is no assurance that the trading price of the Common Stock will remain stable during the subscription period or that, after completion of the Rights Offering, a subscribing shareholder will be able to sell the purchased shares at a price equal to or greater than the offering price.

Irrevocability of Subscriptions. Subscriptions for shares in the Rights Offering will be irrevocable, except in limited circumstances. Subscribers will not receive interest on their subscription funds.

Determination of Offering Price. The offering price was determined by NEIC's Board of Directors without any independent appraisal of value of the Common Stock. The offering price does not necessarily bear any relationship to the book value of NEIC's assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and should not be considered an indication of the underlying values of NEIC.

                               USE OF PROCEEDS

      If the Rights Offering is fully subscribed, the net proceeds to NEIC are expected to be approximately $___ million, after payment of related fees and expenses.


         Maximum number of shares offered           x,xxx,xxx shares
         Offering price                             $ x.xx per share
         Gross proceeds                             $x,xxx,xxx
         Estimated costs of the offering            $   xx,xxx
         Estimated maximum net proceeds             $x,xxx,xxx


      Over the next 12 months, we expect to use a portion of the net proceeds as follows:


         Software upgrades         $   xx,xxx
         New equipment             $   xx,xxx
         Additional personnel      $  xxx,xxx


We expect that the remaining proceeds will remain available as additional working capital and, in the meantime, will be invested as part of NEIC's portfolio of bonds and stocks. If the Rights Offering is successful, we plan to accelerate somewhat our existing plans for growth of the business. One element of that plan would be to expand our operations outside Maine, perhaps through acquisitions of insurers or insurance agencies in other states. Presently, we have no specific plans for such an acquisition.

      The increase in our capital will provide us with further leeway to write more insurance business, while maintaining compliance with applicable capital requirements.

                        TERMS OF THE RIGHTS OFFERING

General

      Through the Rights Offering, NEIC is offering Common Stock at $[OffPrc] per share. The offer is open only to those who owned NEIC Common Stock on [RecDate], 1998. The offer is not open to persons who did not own Common Stock on that date.

      We are offering NEIC shareholders the opportunity to purchase 3,049,089 shares of NEIC Common Stock, which equals the same number of shares as are presently outstanding. If all the offered shares are purchased, the total number of outstanding shares will therefore double.

      The purchase rights offered to shareholders are of two types:

      Basic Subscription Privilege. Each qualified shareholder has the right to purchase one share of Common Stock for each share he or she owned at the close of business on [RecDate], 1998.

      Oversubscription Privilege. Any qualified shareholder who fully exercises the Basic Subscription Privilege may subscribe for additional shares of NEIC Common Stock. In doing so, the holder will specify the maximum number of shares he or she is willing to purchase at the offering price, and will submit a check or money order for the full subscription price. The Oversubscription Privilege is subject to a 9.9% limitation, described below.

      If NEIC receives subscriptions for more than 3,049,089 shares, then we will allocate the available shares as follows: first, to subscribing shareholders according to their exercises of the Basic Subscription Privilege; and second to subscribing shareholders in proportion to their exercise of the Oversubscription Privilege. Each shareholder's subscription rights will be subject to the 9.9% limit described below.

Ownership Limits;
Subscription Agreement

      Maine and New York laws prohibit any person or group from acquiring 10% or more of the outstanding stock of NEIC without first obtaining permission from insurance regulators in those states. To avoid inadvertent violations of these requirements, we are limiting the number of shares that anyone can purchase through the Rights Offering. Specifically, no shareholder may purchase shares if he or she would own more than 9.9% of the outstanding Common Stock upon completion of the Rights Offering.

      The Subscription Agreement for the Rights Offering contains certain provisions designed to enforce the terms of the offering and to prevent inadvertent violations of the ownership limit. For example:

            (1) Each subscriber must state in writing the number of shares of NEIC stock that he or she owned NEIC stock on [RecDate], 1998;

            (2) Each subscriber must state in writing that he or she has read carefully the section of this Prospectus entitled CERTAIN OWNERSHIP LIMITS AND REPORTING REQUIREMENTS and agrees not to acquire NEIC shares through or in connection with the Rights Offering in violation of those ownership limits and reporting requirements; and

            (3) Each subscriber who currently owns more than 5% of the outstanding NEIC stock or who subscribes for more than 100,000 shares must agree to provide NEIC (if so requested within 60 days after the Expiration Date) reasonable evidence of his or her total share ownership.

Plan of Distribution

      In order to reduce costs, NEIC is making this offering directly to shareholders. We have not hired an underwriter to conduct this offering for us, and we will not be paying any commissions or finders fees. However, where shares are held indirectly through a broker, bank, or other institution, we will reimburse the institutions' reasonable out-of-pocket costs in distributing this Prospectus and other materials to beneficial owners of the stock.

      We have retained NEIC's transfer agent (American Stock Transfer & Trust Company) to assist with the offering in the role of Subscription Agent. The Subscription Agent will hold all subscriptions received from shareholders, and will be responsible for delivering stock certificates and refunds (in case of oversubscription or cancellation of the offering) to shareholders. NEIC will pay all fees and expenses of the Subscription Agent.

Expiration Date; Extension

      The Rights Offering will expire at 5:00 p.m., Eastern time, on [ExpDate], 1998, unless extended. After the Expiration Date, all unexercised subscription rights will be null and void. The Company will notify shareholders of any extension of the Expiration Date, by issuing a press release indicating such extension and by amending its Registration Statement that is on file with the Securities and Exchange Commission.

      NEIC may reject any subscription documents that the Subscription Agent receives after 5:00 p.m. on the Expiration Date, regardless of when the documents were originally mailed. We recommend that shareholders submit all subscription documents to their broker or bank at least 10 days before the scheduled Expiration Date, to allow the broker or bank sufficient time to carry out those instructions.

      The Rights Offering is not conditioned upon our receipt of subscriptions for any minimum number of shares.

Subscription Payments

      Each Subscription Agreement must be accompanied by the full amount of the purchase price for the shares. If a subscriber submits less than the full purchase price, we will limit his or her maximum subscription to the number of shares purchasable with those funds (rounded down to the nearest whole number of shares).

      If a subscription is rejected in whole or in part, the Subscription Agent will promptly refund payment for any unpurchased shares. No interest will be paid on any subscription funds.

Delivery of Certificates

      The Subscription Agent will mail certificates for Common Stock as soon as practicable after the Expiration Date. We expect that this may take two weeks or longer, due to the need to confirm compliance with stock ownership limits.

      NEIC will not permit the purchase of fractional shares.

Amendment, Extension and Termination

      We reserve the right to amend the terms and conditions of the Rights Offering. If we make an amendment that we consider significant, NEIC will (i) mail notice of the amendment to all shareholders of record, (ii) extend the Expiration Date by at least 14 days and (iii) offer all subscribers not less than 10 days to revoke any prior subscriptions, in whole or in part. In all other cases, subscriptions will be irrevocable.

      We also reserve the right to extend the Expiration Date, in our discretion, although we presently do not intend to do so. An extension of the Expiration Date will not, in and of itself, be treated as a significant amendment for purposes of the preceding paragraph.

      We also reserve the right to terminate the Rights Offering at any time, in our discretion, in which case all subscriptions will be cancelled and all subscription payments will be returned to subscribers.

      Upon the occurrence of any change in or cancellation of the Rights Offering, or any extension of the Expiration Date, we will issue a press release to that effect and will file a post-effective amendment to the Registration Statement covering this Prospectus.

                       DETERMINATION OF OFFERING PRICE

      NEIC's Board of Directors set the offering price at a level that it judged to be fair to NEIC and its shareholders. In doing so, the Board's objective was to raise the targeted proceeds, and provide all NEIC shareholders with an opportunity to make an additional investment in NEIC and minimize the involuntary dilution of their ownership and voting percentage in NEIC.

      In approving the offering price, the Board of Directors considered such factors as the trading price of the Common Stock in recent months, alternatives available to NEIC for raising capital, the pro rata nature of the offering, the business prospects for NEIC and the general condition of the securities markets. The Board chose not to obtain independent appraisal of value of the Common Stock.

                           SUBSCRIPTION PROCEDURES

      To participate in the Rights Offering, a shareholder must submit a properly completed Subscription Agreement, together with full payment of the offering price for all shares subscribed for. Those who hold NEIC Common Stock for the account of others (such as brokers, banks, trustees or depositaries) should notify the beneficial owners of such shares as soon as possible to ascertain the beneficial owners' intentions and to obtain instructions with respect to the Rights Offering.

      The Subscription Agreement and payment must be received by the Subscription Agent before 5:00 P.M. on the Expiration Date. Payment of the offering price must be made:

            (1) by check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to "American Stock Transfer & Trust Company, as Subscription Agent," or

            (2) by wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at "[Wire Address] (North East Insurance Company)."

Payment of the offering price will be deemed made only upon (i) the Subscription Agent's receipt of a certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, (ii) the clearance of any uncertified check, or (iii) the receipt of good funds in the wire transfer account designated above. Holders who wish to pay by uncertified personal check should note that such a check may take five business days or more to clear and should therefore make payment sufficiently in advance of the Expiration Date to ensure that payment is received and clears by such date.

      Subscription Agreements and any checks in payment of the subscription price should be delivered (whether by mail, hand delivery, or overnight courier) to:

            American Stock Transfer & Trust Company
            40 Wall Street, 46th Floor
            New York, NY 10005

Eligible institutions may deliver documents to American Stock Transfer & Trust Company by facsimile transmission to (718) 234-5001, and should call (718) 921-8200 to confirm such receipt. Do not send subscription documents or payments to NEIC.

      If an exercising holder does not indicate the number of shares to be purchased or does not forward full payment of the subscription price, then the Holder will be deemed to have exercised the Basic Subscription Privilege to the full extent of the payment received and, if any funds remain, will be deemed to have exercised the Oversubscription Privilege to the extent of the remaining funds. In each case, share amounts will be rounded down to the nearest whole number.

      The method of delivery of subscription documents and payment of the subscription price will be at the election and risk of holders. If sent by mail, it is recommended that such subscription documents and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date. Because uncertified personal checks may take at least five business days to clear, holders are urged to arrange for payment by certified or cashier's check, money order or wire transfer of funds.

      All questions concerning the timeliness, validity, form and eligibility of any subscription will be determined by NEIC, which determinations will be final and binding. NEIC may, in its sole discretion, waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as NEIC determines in its sole discretion. Neither NEIC nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give notification.

      If you have any questions concerning the Rights Offering or these subscription procedures, or if you would like additional copies this Prospectus or other documents, please contact Robert G. Schatz, (President and Chief Executive Officer) or Mary M. Crawford (Shareholder Relations). Either of them may be reached by telephone at 207-883-2232, or by fax at 207-883-1523. Ms. Crawford may also be reached by e-mail at ________.

                          CERTAIN OWNERSHIP LIMITS
                         AND REPORTING REQUIREMENTS

      Any person or group that acquires direct or indirect beneficial ownership of more than 5% of the outstanding shares of NEIC will be subject to special reporting requirements under Section 13(d) or 13(g) of the Securities Exchange Act of 1934. Any person or group that acquires direct or indirect beneficial ownership of more than 10% of the outstanding NEIC shares will be subject to special reporting requirements under Section 16(a) of that Act and may become liable under Section 16(b) of the Act for reimbursement of any "short-swing profits."

      The Maine Insurance Code and the New York Insurance Law generally prohibit any person or group from acquiring direct or indirect ownership of 10% or more of the outstanding shares of NEIC, except with prior permission from the Maine Bureau of Insurance and the New York Insurance Department.

      FAILURE TO COMPLY WITH THESE PROVISIONS OF FEDERAL OR STATE LAW MAY CONSTITUTE A CRIMINAL OFFENSE OR OTHERWISE SUBJECT THE RELEVANT PERSON OR GROUP (AND THEIR CONTROLLING PERSONS) TO SUBSTANTIAL LIABILITY.

                      STATE AND FOREIGN SECURITIES LAWS

      The Rights Offering is being made in reliance on securities registration exemptions in various states for offers and sales of securities to existing security holders.

      The Rights Offering is not being made in any state or foreign country in which it is unlawful to do so, nor will NEIC accept subscriptions from holders who are residents of any such state or country.

                           NO BOARD RECOMMENDATION

      An investment in the Common Stock must be made pursuant to each shareholder's evaluation of his or her best interests. The NEIC Board of Directors makes no recommendation to any shareholder on whether to exercise the subscription rights.

                       FEDERAL INCOME TAX CONSEQUENCES

      The following summary of federal income tax consequences is for general information only and is based upon the Internal Revenue Code as amended to date (the "Code"), the regulations promulgated or proposed thereunder, positions of the Internal Revenue Service (the "Service") set forth in published revenue rulings, revenue procedures and other announcements, and court decisions as in effect on the date of this Prospectus. Future legislative or administrative actions or decisions could significantly affect the following discussion. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the federal income tax laws (for example, banks, securities dealers, life insurance companies, tax exempt organizations and foreign taxpayers), and does not discuss any aspect of state, local or foreign tax laws. The following discussion is limited to holders who intend to acquire and hold Common Stock as capital assets (i.e., generally, for investment).

      Receipt or Lapse of Rights. A holder should not recognize income for federal income tax purposes by reason of (i) the receipt of subscription rights or (ii) the lapse of such rights.

      Exercise of Rights. Holders will not recognize any gain or loss upon the exercise of subscription rights. The basis of the shares of the Common Stock acquired through exercise of these rights generally will be equal to the sum of the subscription price paid therefor. The holding period for the shares of the Common Stock acquired through exercise of the rights will begin on the date such rights are exercised.

      Disposition of Common Stock. The sale or other disposition of the Common Stock acquired on exercise of these rights will result in the recognition of capital gain or loss by the holder in an amount equal to the difference between the amount realized and the holder's basis in such Common Stock. Capital gain recognized by a noncorporate holder will be subject to a reduced rate of tax if the holding period of the Common Stock sold or disposed of is greater than 12 months and will be subject to a further reduced rate of tax if the holding period for such Common Stock is greater than 18 months. Capital gains recognized by corporations currently are subject to tax at the same rate as ordinary income.

      THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER OF RIGHTS AND COMMON STOCK SHOULD CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF ACQUISITION, OWNERSHIP AND DISPOSITION OF THE RIGHTS AND COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND INCOME TAX LAWS.

                           DESCRIPTION OF BUSINESS

General

      North East Insurance Company was organized as a Maine corporation on August 9, 1965 and began writing insurance in 1966. In 1981, North East's securities became publicly traded (Symbol: NEIC). The Company has a wholly-owned subsidiary, American Colonial Insurance Company ("ACIC"), a New York corporation, which began business in 1982. In addition to ACIC, North East owns 100% of North Atlantic Underwriters, Inc. ("NAU"), a dormant Maine corporation, originally intended to assist North East in marketing its insurance products to independent brokers. The consolidated financial results of North East and its subsidiaries (the "Group") for 1997 and prior years are presented and discussed elsewhere in this report. See "Consolidated Financial Statements" and "Management's Discussion and Analysis."

      The Group is engaged in the business of underwriting and accepting property and casualty insurance risks. Its principal insurance products consist of personal and commercial automobile coverage (including automobile liability and automobile physical damage) and other general lines including but not limited to homeowners, general liability, commercial multi-peril, inland marine, fire and allied lines. In 1995, management made the decision to withdraw its homeowner program from the market due to an inadequate premium base, market pressure on homeowner pricing and the ever broadening of coverages.

      North East or its subsidiary, ACIC, is licensed to write business in the states of Louisiana, Maine, Mississippi, Nevada, New York, Rhode Island, Texas, Utah and in the District of Columbia. In addition, either North East or ACIC is approved to write business as a surplus lines carrier on a non-admitted basis in several other states. These licenses and approvals are subject to regulatory limitations in certain of the named jurisdictions.
North East has limited its writing of insurance products to the State of Maine since 1986. Under an agreement with the Insurance Department of the State of New York, ACIC has not written any new or renewed any existing business since March 1990.

      The following is a summary of selected consolidated financial information for each of the three years in the period ended December 31, 1997. This information should be read in conjunction with the Consolidated Financial Statements and the Notes presented elsewhere in this report.


                                             Year Ended December 31
                                   -------------------------------------------
                                      1997            1996            1995
                                      ----            ----            ----

Total Assets                       $32,811,570     $32,558,905     $34,483,828

Total Liabilities                   22,825,916      23,233,944      28,062,777

Shareholders' Equity                 9,985,654       9,324,961       6,421,051

Net Premiums Written                14,225,224       6,065,741       5,798,259

Net Premiums Earned                 11,493,483       6,232,856       6,871,074

Net Investment Income                  763,438       1,041,762       1,298,601

Realized Capital
 Gains (Losses)                         35,321          57,617        (225,726)

Total Revenue                       12,292,242       7,332,235       7,943,949

Underwriting Gain (Loss)              (332,753)        206,981        (310,057)

Income Before Provision
 for Income Taxes                      466,006       1,306,360         762,818

Provision (Benefit) for
 Income Taxes                          177,326      (2,069,136)         14,500

Net Income                             288,680       3,375,496         748,318


Underwriting

      The Group experienced a net loss and loss adjustment expense ratio of 59.2% and an expense ratio of 35.3% in 1997. The combined ratio for the Group in 1997 was 94.5%, meaning that premium income exceeded loss and loss adjustment expenses and underwriting expenses by 5.5%. The combined ratios for 1996 and 1995 were 97.8% and 113.1%, respectively. The combined ratio is a key measure of underwriting profitability traditionally used in the property and casualty insurance business. It equals the sum of the ratio of net losses and loss adjustment expenses to net premiums earned and the ratio of underwriting expenses incurred to net premiums written. For further information on computation of the combined ratio and the effect of recent changes in the Group's reinsurance arrangements, see "Management's Discussion and Analysis."

      Net premiums written and earned by the Group by line of business for fiscal 1997 and 1996 were as follows:


                                     1997                         1996
                         ---------------------------    ------------------------
                             Net             Net           Net           Net
                           Premiums        Premiums      Premiums      Premiums
                           Written          Earned       Written        Earned
                         -----------     -----------    ----------    ----------
Auto Liability
  Private Passenger      $ 7,307,788     $ 5,851,371    $3,501,049    $3,532,327
  Commercial               1,587,390       1,260,032       492,574       529,764
Auto Physical Damage       3,710,398       3,029,121     1,532,008     1,522,866
Other Liability              538,385         421,860        76,466        27,162
Inland Marine                377,569         311,688       206,858       213,115
All Other Lines              703,694         619,411       256,786       407,622
                         -------------------------------------------------------
      Total              $14,225,224     $11,493,483    $6,065,741    $6,232,856
                         =======================================================


      The auto programs represent approximately 88.6% of the total premium written by the Group. This book includes private passenger and commercial policies. The private passenger products include non-standard, standard and preferred auto coverages as well as snowmobiles. The commercial product is focused on small, single vehicle, commercial enterprises including logging, garages, refuse haulers and snow plowers. Approximately 71% of the auto written premium is for liability coverage with the remaining 29% providing physical damage protection.

      The balance of the Group's book of business is composed of Inland marine (2.7%); other liability (3.8%); companion or adjunct commercial coverages (4.8%). The homeowner program, discontinued in 1995, accounted for slightly more than 0.1% of the total premium.

Marketing

      The Group markets its insurance products through a network of independent insurance agents. The Company believes the agency system provides the best system for its products and programs, and is an important part of the Company's business strategy. The use of independent agents allows North East to obtain high quality marketing coverage over a broader geographic area in Maine than could be accomplished by other means. Agents' return on book, profit contingencies and reliable products have become key ingredients in developing stronger ties to agents representing NEIC. An agents advisory board provides a forum through which the Group can respond in an effective and timely manner to its agents' needs.

      Management annually reviews the performance of its agents, utilizing quantitative and qualitative measures. Factors in the review include written premium volume, historical loss ratios, geographic location, mix of products, North East's rank in agent's office, other carriers represented by the agency, and the agent's plans and needs.

      At year end 1997 there were 163 active agents who represented North East. Certain agents and brokers are under common ownership. Although no single agency produced more than 5% of North East's direct premiums written in 1997, one affiliated group of agents was responsible for 11.4%, a second group accounted for 9.2% and a third group accounted for 5.0%. Twenty-three agents provided North East with direct premiums written in excess of $200,000, and nine agents provided North East with direct premiums written between $100,000 and $200,000. While the loss of any individual producing agent could have an impact on North East's business, management believes it has a good relationship with its existing agents.

      In recognition of the agents' key role in selecting profitable business, NEIC compensates its agents with both commissions and a profit sharing plan. The profit sharing plan formula considers a combination of volume and profitability in determining the amount of additional compensation. Certain minimum targets, in both categories, must be reached in order to qualify for profit sharing under the formula. The amount of profit sharing is dependent on the degree each component betters the minimum target. Profit sharing expense amounted to $85,000, $81,571 and $48,640 in 1997, 1996 and 1995,
respectively, and is expected to increase as agents recognize the heightened incentives under the plan.

Reinsurance

      The Group operates under the philosophy of retaining as much risk as is prudent for its size. A key aspect of this approach is that the Group seeks to establish stable, long-term arrangements with high quality reinsurers who meet the Group's criteria for financial integrity. In formulating its reinsurance arrangements, the Group complies with both Maine and New York insurance laws prohibiting the retention of any individual risk in an amount exceeding 10% of its surplus. The Group's current reinsurance is placed through MIC Reinsurance Corporation, rated "A" by A.M. Best.

      The Group manages its risk exposure through individual and aggregate risk excess of loss reinsurance arrangements (treaties), casualty clash excess of loss treaties and property catastrophe excess of loss reinsurance in which the reinsurers assume that portion of the risk not retained by the Group. The Group utilized quota share reinsurance until September 30, 1997.

      The maximum gross policy limits offered by NEIC during 1997, 1996 and 1995 were $1,000,000. The Company's maximum net retention was $65,000 for the period covering January 1, 1995 through December 1, 1995, $32,850 for the period covering December 1, 1995 through December 31, 1996 and $50,000 for the period covering January 1, 1997 through December 31, 1997.

      Current reinsurance protection is provided through two layers of excess of loss reinsurance. The first layer, considered to be the working layer, assumes $150,000 of coverage beyond the first $50,000. The second layer, allows NEIC to offer policy limits up to $1,000,000 by assuming $800,000 of coverage beyond the first $200,000. The casualty clash excess of loss treaty provides coverage for $1,000,000 in excess of $1,000,000 in the event more than one insured is involved in a single loss occurrence exposing the coverage limits of the policies. The property catastrophe coverage provides for $1,500,000 of coverage in excess of $500,000 in the event of a catastrophe. The 35% quota share treaty in effect for 1996 and 1995 was cancelled on a runoff basis effective January 1, 1997 and subsequently commuted on September 30, 1997.

Investments

      At December 31, 1997, based on current market values, 41% of the fixed maturities were invested in U.S. Treasuries or U.S. Government guaranteed instruments, 8% were invested in public utilities and 51% were invested in corporate securities. The Group does not purchase securities with the intention of holding such securities through their maturity date and therefore does not match the maturation dates to the expected settlement of its claim liabilities.

      The Group also maintains short-term investments, primarily U.S. Government backed funds, which are immediately available for operating activities should cash outflow suddenly exceed incoming cash from premium collections and investment income. At December 31, 1997, short-term investments amounted to $3,397,581.

      The gross average investment yield based on amortized cost of the investment portfolio was 5.9% and 6.6% for the years ended December 31, 1997 and 1996, respectively. The total return, including realized capital gains (losses) was 6.1% and 6.9% for the years ended December 31, 1997 and 1996, respectively. Realized gains (losses) for the year ended 1997 included a loss of $62,705 pertaining to the write down of NEIC's investment in Memorex which NEIC considers fully impaired.

      The table below summarizes the credit quality of fixed maturities, based on Standard and Poor's rating system, as of December 31, 1997:


            Bond Credit Quality Rating
            --------------------------

            AAA              41.0%
            A                 1.9
            A                45.6
            BAA              11.5
                            -----
                            100.0%
                            =====

      Bond credit quality ratings are based on the capacity of the borrower to meet interest and principal payments as they become due. Capacity is considered extremely strong for AAA rated issues; very strong for AA rated issues; strong for A rated issues; and adequate for BAA rated issues. At December 31, 1997 the Group did not hold any fixed maturities considered to be below investment grade (rated below BAA).

Competition

      The Group currently does not write any business outside the State of Maine. The Company competes with national and regional insurers that market their products directly as well as through the independent agency system. Over the past several years, the direct writers have significantly increased their market share, at the expense of independent agents. Management continues to believe, however, NEIC's products are best marketed through a network of independent agents.

      The Company also faces competition from certain insurers that focus on non-standard markets, particularly with regard to automobile insurance. This competition includes pricing pressures and one-time agent incentives.

Regulation

      The Group is subject to regulation and supervision by the Maine Superintendent of Insurance or similar official in each of the jurisdictions in which it is authorized to transact insurance business. Such regulation and supervision includes, among other things, requirements as to capital and surplus, solvency standards, granting and revoking licenses to transact business, the licensing of agents, approval of policy forms and rates, restrictions on the amount of risk assumed, deposits of securities, methods of computing reserves and the types and concentration of investments permitted. The Group is required to file detailed annual and other reports of its financial condition, affairs and management with such regulatory agencies and is subject to periodic examination by them.

      Statutory surplus, after audit adjustments, at December 31, 1997 was $6,358,763. Based on guidelines established by the National Association of Insurance Commissioners, the ratio of net premiums written to statutory surplus should not exceed 3 to 1. Under this formula, the Group may retain approximately $19,076,289 of net written premiums for its own account (by comparison, 1997 net written premiums amounted to $14,225,224). The Group expects to remain well within the constraints of this guideline in 1998.

      The National Association of Insurance Commissioners requires the reporting of Risk Based Capital for Property and Casualty Insurance Companies. Risk based capital is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. It provides a flexible means of setting the capital requirement in which the degree of risk taken by the insurer is the primary determinant. The four major categories of risks involved are:

      * Asset Risk - This is the risk of assets' default of principal/interest or fluctuation in market value.

      * Credit Risk - This is the risk of default on amounts due from reinsurers, policyholders, or other creditors.

      * Underwriting Risk - This is the risk of under-estimating liabilities from business already written or inadequately pricing business in the coming year.

      * Off-Balance Sheet Risk - This is the risk associated with items, such as excessive premium growth, contingent liabilities and other items not reflected on the balance sheet.

      The results of the risk based capital computation provide regulators with a tool from which they can base regulatory action. Based on trigger points included in the risk based capital computation, the following actions could result should a company's surplus level be less than predetermined multiples of the authorized control level amount as determined by the formula.


      Action                % of Authorized Control Level Risk Based Capital
      ------                ------------------------------------------------

      None                  Greater than 200%
      Company Action        Less than 200%, but Greater than 150%
      Regulatory Action     Less than 150%, but Greater than 100%
      Authorized Control    Less than 100%, but Greater than 70%
      Mandatory Control     Less than 70%


      Under the risk based capital formula, the authorized control level risk based capital for North East Insurance Company and American Colonial Insurance Company at December 31, 1997 was $2,008,187 and $271,124, respectively. The statutory surplus at December 31, 1997, after audit adjustments, was $6,358,763 or 316.6% of authorized control level risk based capital for North East Insurance Company and $5,168,970 or 1906.5% of authorized control level risk based capital for American Colonial Insurance Company. Accordingly, the statutory surplus levels of North East Insurance Company and American Colonial Insurance Company were adequate under the risk based capital formula.

Employees

      At December 31, 1997 the Group employed forty full-time employees and two part-time employees. The Company believes that its employee relations are good. The Company also has engaged the services of consultants when appropriate.

Description of Property

      The Company currently leases approximately 10,000 square feet of office space at 482 Payne Road, Scarborough, Maine pursuant to a lease expiring December 31, 2000. Upon expiration North East has an option to extend the lease for an additional 10 years. Management believes that the premises are adequate for its current needs.

Legal Proceedings

      The Company has no pending legal proceedings other than ordinary routine litigation incidental to the business, for which (in the opinion of management) adequate reserves have been taken.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

      This section reviews the consolidated financial condition of the Group at December 31, 1997 and 1996, the consolidated results of operations for the past three years and, where appropriate, factors that may affect future financial performance. This section also contains a discussion of the Group's financial condition at June 30, 1998 and 1997 and its and results of operations for the six and three-month periods ended on such dates. This discussion should be read in conjunction with Consolidated Financial Statements, which appear at pages ____ below

General Discussion - 1997

      North East continues to pursue a course of action set into motion in 1994 under which it has produced consistent gross written premium. For the second consecutive year NEIC's combined ratio has been below 100% (94.5% and 97.8% in 1997 and 1996, respectively). The blending of premium volume, product development, consistent and focused risk selection philosophy and refining agency relationships contributed to the progress. In early 1997, after several discussions and meetings with AM Best, NEIC's rating was upgraded five full levels to a B-, thus according it new stature with its agents and credibility from regulators and reinsurers. During 1997, NEIC appointed five new agencies representing an expanded geographic base in Maine, east and west of the Interstate 95, an area lacking in representation in prior years. In addition NEIC introduced several enhancements to current programs while marking significant progress in the final development of its totally revised auto product scheduled for introduction in the first half of 1998.

      Operating results for 1997 fell short of expectations due to higher than expected frequency of losses in the first and fourth quarters specifically related to poor weather conditions. The early onset of storms in November and December 1997 carried a significant negative impact of claims activity from both frequency and severity perspectives.

      In the fall of 1997 it became apparent to both NEIC and it's reinsurer that the treaties negotiated in early 1997 were not providing the loss relief commensurate with the premium charge. Through collective negotiations the treaty terms were amended to provide a more timely matching of reinsurance premium, expense and loss recovery under the treaty terms. Further, the first excess of loss treaty was endorsed to provide for experience rated premium adjustments. The process is reflective of the relationship NEIC has with its reinsurer and the result is indicative of the support afforded to it.

Results of Operations in 1997 Compared
With 1996, and 1996 Compared with 1995

      The Group's operations for the each of three years ended December 31, 1997 comprise two major components. Direct business represents insurance income and expenses associated with policies issued directly by the Group to its policyholders. Ceded business, commonly referred to as reinsurance, includes excess of loss, catastrophe and clash reinsurance arrangements which provide the Group with insurance protection against excessive losses and quota share reinsurance in which the reinsurer assumes a contractually agreed percentage share or limit of each risk insured by the Group, after all other reinsurance.

      Direct. The following comparative table illustrates the components of direct business (including assumed business) written by the Group for each of the three years ended December 31, 1997:


                                             Year ended December 31,
                                   -------------------------------------------
                                      1997            1996            1995
                                      ----            ----            ----
Premiums Written                   $12,314,676     $11,193,557     $11,250,681
                                   ===========================================

Premiums Earned                    $11,759,548     $11,536,429     $11,876,468
Losses and Loss Adjustment
Expenses Incurred                    8,358,886       5,775,929       6,855,949
Underwriting Expenses Incurred       4,907,733       4,997,272       4,536,420
                                   -------------------------------------------
Underwriting (Loss) Income         $(1,507,071)    $   763,228     $   484,099
                                   ===========================================

Loss Ratio                                71.1%           50.1%           57.7%
Expense Ratio                             39.8            44.6            40.3
                                   -------------------------------------------
Combined Ratio                           110.9%           94.7%           98.0%
                                   ===========================================


      Direct premiums written in 1997 increased 10% compared with 1996. Direct earned premiums increased approximately 2% over 1996 indicating direct written premium growth occurred in the latter half of 1997. Direct premiums written and earned in 1996 were marginally less than those reported in 1995. Increased market presence resulting in written premium growth, experienced in latter half of 1997, is encouraging in a market which has been experiencing substantial price competition and agent volume incentives.

      Direct losses and loss adjustment expenses incurred increased substantially in 1997 to $8,358,886 compared with $5,775,929 incurred in 1996 and $6,855,949 incurred in 1995. Direct losses and loss adjustment expenses for the years 1997, 1996 and 1995 include $638,000, $2,012,000 and $1,899,000 of favorable loss development, respectively (refer to "Loss and Loss Adjustment Expense Reserves" - this section). Without this development the loss ratios would approximate 77%, 68%, and 74% for 1997, 1996 and 1995, respectively. The 1997 results included weather-related loss frequency in both the first and fourth quarters and 1996 includes adverse loss experience for auto physical damage during the first quarter due to the severe winter storms.

      Underwriting expenses decreased $89,539 or 1.8% in 1997 compared with 1996, whereas 1996 expenses increased by $460,852 or 10.2% compared with 1995. Expenses for 1996 included higher data processing costs associated with our new information system and employee incentive awards not present in either 1997 or 1995.

      Ceded. The following comparative table illustrates the components of ceded business written by the Group for each of the three years ended December 31, 1997:


                                        Year ended December 31,
                               -----------------------------------------
                                  1997             1996           1995
                                  ----             ----           ----

Premiums Written               $(1,910,548)     $5,127,816     $5,452,422
                               ==========================================

Premiums Earned                $   266,065      $5,303,573     $5,005,394
Losses and Loss Adjustment
 Expenses Incurred               1,558,084       2,270,542      2,868,984
Underwriting Expenses
 (Credit) Incurred                (117,701)      2,476,784      1,342,254
                               ------------------------------------------
Underwriting (Loss) Income     $(1,174,318)     $  556,247     $  794,156
                               ==========================================

Loss Ratio                             n/m%           42.8%          57.3%
Expense Ratio                          n/m            48.3           24.6
                               ------------------------------------------
Combined Ratio                         n/m%           91.1%          81.9%
                               ==========================================


      <n/m> - not meaningful

      The Group manages its risk exposure through individual and aggregate risk excess of loss reinsurance arrangements (treaties), casualty clash excess of loss treaties and property catastrophe excess of loss reinsurance in which the reinsurers assume that portion of the risk not retained by the Group. The Group utilized quota share reinsurance until September 30, 1997.

      The maximum gross policy limits offered by NEIC during 1997, 1996 and 1995 were $1,000,000. The Company's maximum net retention was $65,000 for the period covering January 1, 1995 through December 1, 1995, $32,850 for the period covering December 1, 1995 through December 31, 1996 and $50,000 for the period covering January 1, 1997 through December 31, 1997.

      Current reinsurance protection is provided through two layers of excess of loss reinsurance. The first layer, considered to be the working layer, assumes $150,000 of coverage beyond the first $50,000. The second layer, allows NEIC to offer policy limits up to $1,000,000 by assuming $800,000 of coverage beyond the first $200,000. The casualty clash excess of loss treaty provides coverage for $1,000,000 in excess of $1,000,000 in the event more than one insured is involved in a single loss occurrence exposing the coverage limits of the policies. The property catastrophe coverage provides for $1,500,000 of coverage in excess of $500,000 in the event of a catastrophe. The 35% quota share treaty in effect for 1996 and 1995 was cancelled on a runoff basis effective January 1, 1997 and subsequently commuted on September 30, 1997. For further information, see "Description of Business."

      During the third quarter of 1997 management determined that NEIC's reinsurance program was not performing as originally intended. A review of the underwriting results indicated that the terms of the first layer excess of loss treaty required revision, either through a rate reduction or lower retention, in order to achieve timely matching of premiums and losses (the original treaty included a profit sharing formula under which NEIC would participate in any excess profits, the recording of which would occur in years subsequent to 1997). In meetings with its reinsurer an agreement was reached to revise the premium rate and eliminate the profit sharing. In addition, the treaty was further endorsed to provide an experience rated premium adjustment in the event the North East's direct loss and loss expense ratio exceeded 57% for the 1997 accident year.

      As a result of these changes, ceded values for 1997 are distorted compared with prior years. Ceded premiums written include the effect of the rate reduction and the experience rated premium adjustment under the excess of loss treaty. In addition to the above changes for ceded written premium, ceded earned premium includes the runoff of earned premium for the 35% quota share treaty through September 30, 1997. Losses and loss expenses incurred for 1997 consist primarily of claims associated with the runoff of the quota share treaty through September 30, 1997.

      Net. The following comparative table illustrates the components of net business written by the Group for each of the three years ended December 31, 1997:


                                           Year ended December 31,
                                   -----------------------------------------
                                      1997            1996           1995
                                      ----            ----           ----

Premiums Written                   $14,225,224     $6,065,741     $5,798,259
                                   =========================================

Premiums Earned                    $11,493,483     $6,232,856     $6,871,074
Losses and Loss Adjustment
Expenses Incurred                    6,800,802      3,505,387      3,986,965
Underwriting Expenses Incurred       5,025,434      2,520,488      3,194,166
                                   -----------------------------------------
Underwriting Income (Loss)         $  (332,753)   $  206,981      $ (310,057)
                                   =========================================

Loss Ratio                                59.2%         56.2%           58.0%
Expense Ratio                             35.3          41.6            55.1
                                   -----------------------------------------
Combined Ratio                            94.5%         97.8%          113.1%
                                   =========================================


      Underwriting activities for 1997 generated a loss of $332,753. This compares to underwriting profit in 1996 of $206,981 and a underwriting loss of $310,057 in 1995. For the three year period losses and loss adjustment expense represented 59.2% (1997), 56.2% (1996) and 58.0% (1995) of net earned premium. The ratios, for the periods represented, include the favorable development which is not likely to occur in 1998 (refer to "Loss and Loss Adjustment Expense Reserves"). Without this favorable development the three year period losses and loss adjustment expense represented 69.1% (1997), 93.4%
(1996) and 89.1% (1995) of net earned premium. Earned premium for 1997 also includes the benefit derived from the endorsements to the excess of loss treaty not in effect for either 1996 or 1995 and the termination of the quota share treaty in 1997.

      Underwriting expenses incurred amounted to $5,025,434 in 1997, $2,520,488 in 1996 and $3,194,166 in 1995. The higher expenses in 1997 is primarily attributable to the significant restructuring of our reinsurance treaties leading to lower reinsurance commission offsets. Underwriting profit
(loss) by major category for each of the years ended December 31, 1997, 1996 and 1995 were as follows:


                                        Year ended December 31,
                               -----------------------------------------
                                 1997            1996            1995
                                 ----            ----            ----

Auto Liability                 $(284,099)     $  (151,833)     $ 212,021
Auto Physical Damage            (775,261)      (1,094,897)      (318,783)
Commercial Multi Peril           377,315          680,289        169,229
Other Liability                  227,023          625,140        (61,280)
All Other                        122,269          148,282       (311,244)
                               -----------------------------------------
Underwriting (Loss) Income     $(332,753)     $   206,981      $(310,057)
                               =========================================

      The underwriting loss for auto physical damage in 1997 is directly related to the severe winter experience in the first and fourth quarters. Underwriting income (loss) in the all other category includes experience for NEIC's homeowner product which was discontinued in 1995. Homeowners business produced a net underwriting gain in 1997 and 1996 of $25,353 and $50,958, respectively compared with a net underwriting loss of $245,525 in 1995.

      Investment Results.    Net investment income was $763,438 for 1997
compared with $1,041,762 in 1996 and $1,298,601 in 1995. The gross average yield of the investment portfolio was 5.9%, 6.6% and 7.1% for 1997, 1996 and 1995, respectively. The Company realized investment gains of $35,321 and $57,617 for 1997 and 1996, respectively compared with realized investment losses of $225,726 in 1995. Total return from investment activities (including realized gains or losses) was 6.1%, 6.9% and 5.2% for 1997, 1996, and 1995, respectively.

      Net Income. Net income before the provision for federal income taxes was $466,006, $1,306,360 and $762,818 in 1997, 1996 and 1995, respectively.

      The provision for income taxes includes the effect of a reassessment in 1996 of NEIC's position relative to NEIC's ability to utilize the value of its loss carry forwards based on the future income and capital gains of NEIC. In accordance with FAS 109 ("Accounting for Income Taxes"), a portion of the change in the valuation allowance has been included in net income for the year ended December 31, 1997 and 1996 and a deferred tax asset has been reported in NEIC's balance sheet. The 1996 provision for income taxes included a benefit of approximately $2,500,000 resulting from this reassessment.

      Net income after the provision for income taxes was $288,680 in 1997, compared with $3,375,496 in 1996 and $748,318 in 1995.

Liquidity and Capital Resources - 1997

      Cash used in operating activities for the years ended December 31, 1997 and 1996 amounted to $1,469,805 and $2,470,856, respectively. Cash provided from investing activities amounted to $1,883,561 for the year ended December 31, 1997 compared with $3,593,622 for the year ended December 31, 1996.

      The Company's investment portfolio, carried at fair value, was $243,162 higher than amortized acquisition cost. Federal Reserve interest rate adjustments have a significant impact on the fair value of fixed maturity investments. In order to reduce its exposure to interest rate fluctuations, management and the board of directors have reduced the average maturity of securities in its investment portfolio. The Company believes that the current level of short-term investments is adequate to meet any shortfall resulting from its immediate operating activities.

      Derivatives. The Company's investment policy is to invest in investment grade securities only and does not permit NEIC to participate in the derivatives market for either hedging or speculative purposes. This policy has been adhered to for the year ended December 31, 1997. The Company has no open derivative financial instrument position as of the balance sheet date.

      Losses and Loss Adjustment Expense Reserves. Reserves for losses and loss adjustment expenses (LAE) represent estimates of the ultimate net cost of all unpaid losses and loss adjustment expenses incurred through December 31 of each year. The reserves are determined using adjusters' individual case estimates and statistical projections. These projections are subject to the effects of trends in claims severity and frequency. Statistical projections are employed in four specific areas: (1) to calculate the incurred but not reported (IBNR) reserves; (2) to calculate the adequacy of case basis estimates of loss reserves; (3) to calculate the allocated LAE reserves; and
(4) to calculate the unallocated LAE reserves.

      These projections are reviewed on a quarterly basis, and as experience develops and new information becomes known, they are adjusted as necessary. Such adjustments are reflected in the current year's consolidated statement of operations.

      In the determination of ultimate losses and loss adjustment expense, NEIC utilizes historic paid and incurred loss patterns. Over the most recent three year period, these patterns have indicated changes which are characterized by a shortened loss tail; this is in contrast to NEIC's prior experience. The change in the character was not recognized by NEIC in the projection of ultimate losses until there was ample evidence that a trend had been established. Reliable evidence of this change was recognized in the favorable development commencing with accident year 1994.

      The following table provides a reconciliation of the changes in loss and LAE reserves, after deducting amounts recoverable from reinsurers for 1997 and 1996.

                 Reconciliation of Liability for Losses and
                          Loss Adjustment Expenses


                                                     1997            1996
                                                     ----            ----

Reserves for losses and LAE:
Beginning of year                                 $15,205,583     $19,006,725
Amounts recoverable from reinsurers
 on unpaid losses                                   4,828,760       4,703,238
                                                  ---------------------------
Beginning of year, net                             10,376,823      14,303,487
  Add:
    Provision for losses and LAE for
     claims arising in:
      Current year                                  7,909,126       5,823,867
      Prior years                                  (1,108,324)     (2,318,480)

  Less:
    Losses and LAE paid on claims arising in:
      Current year                                  4,555,270       3,826,876
      Prior years                                   1,633,475       3,605,175
                                                  ---------------------------
End of year, net                                   10,988,880      10,376,823

Amounts recoverable from reinsurers




 on unpaid losses                                   3,668,346       4,828,760
   -                                              ---------------------------
Losses and loss adjustment expenses
 per Consolidated Balance Sheet                   $14,657,226     $15,205,583
                                                  ===========================


The following table illustrates the original ultimate reserve established and the reestimated reserve after deducting amounts recoverable from reinsurers over each of the subsequent years through the balance sheet date.

Analysis of Ultimate Losses and Loss Adjustment Expenses Development (in Thousands)


                                           1988     1989     1990     1991      1992     1993     1994     1995     1996     1997
                                          -------  -------  -------  -------   -------  -------  -------  -------  -------  -------

Ultimate Net Liability for unpaid claims
 and claim adjustment expenses            $21,749  $24,062  $20,085  $18,342   $18,661  $18,705  $17,472  $14,303  $10,377  $10,989

Cumulative amount paid
- ----------------------
  One year later                            7,402    7,521    5,048    4,619     3,899    5,019    3,843    3,605    1,633
  Two years later                          11,515   11,212    8,503    7,004     7,460    7,595    6,625    5,769
  Three years later                        13,479   14,039   10,212    9,931     9,590    9,516    8,287
  Four years later                         15,147   15,373   12,718   11,685    11,131   10,756
  Five years later                         15,363   16,995   14,254   12,833    12,213
  Six years later                          16,559   18,483   15,278   13,835
  Seven years later                        17,764   19,356   16,195
  Eight years later                        18,365   20,177
  Nine years later                         18,956


Ultimate Net reserves reestimated as of
 end of year
---------------------------------------
  One year later                          $22,310  $24,653  $20,605  $18,329   $17,974  $17,685  $15,340  $11,985  $ 9,268
  Two years later                          22,193   24,743   20,676   18,823    18,087   16,829   13,748   11,825
  Three years later                        22,103   24,316   21,009   19,022    17,457   15,318   13,469
  Four years later                         21,882   25,108   21,247   18,675    16,463   14,986
  Five years later                         22,379   24,624   20,902   17,848    16,063
  Six years later                          22,012   24,581   20,205   17,417
  Seven years later                        22,147   23,971   19,731
  Eight years later                        21,864   21,538
  Nine years later                         21,552
  Redundancy (deficiency)                 $   197  $ 2,524  $   354  $   925   $ 2,598  $ 3,719  $ 4,003  $ 2,478  $ 1,109



                                                              Gross Reserves
                                                 ----------------------------------------
                                                  1994       1995       1996       1997
                                                 -------    -------    -------    -------

Ultimate gross liability for unpaid
 claims and claim adjustment expenses            $21,517    $19,007    $15,206    $14,657


Cumulative Amount Paid
----------------------
  One Year Later                                   4,766      5,077      3,716
  Two Years Later                                  8,625      7,836
  Three Years Later                               10,338


Ultimate Gross Reserves reestimated as of
-----------------------------------------
  One Year Later                                  19,618     16,995     14,568
  Two Years Later                                 18,181     16,469
  Three Years Later                               17,499
  Redundancy (Deficiency)                        $ 4,018    $ 2,538    $   638



      The top line shows the original reserves at the balance sheet date for each of the indicated years. These amounts represent initial reserve estimates for the current and all prior accident years. The lower portion of the table shows the Group's re-estimated values for the previously recorded reserves based on the experience at the end of each succeeding year. The upper portion of the table shows the cumulative amounts paid on claims settled subsequent to the end of each calendar year.

      The cumulative redundancy (deficiency) represents the total change in initial estimates over all subsequent calendar years. For example, the 1988 net reserve developed a redundancy of approximately $197,000 over nine years. That amount is reflected in income over the nine year period. Its full impact was not reflected in any one calendar year. New or modified products can produce different results from historical trends of similar product lines utilized in forecasting their ultimate loss exposure.

      Claim payment patterns can be affected by numerous circumstances, such as changes in reinsurance retention or changes in claim practices that could lead to a speeding up or slowing of claim settlement rates.

      In evaluating the information contained in the reserve development table, it should be noted that each entry includes the effects of all changes in amounts for prior periods. For example, the redundancy or deficiency related to losses settled in 1997, but incurred in 1988, will be included in the cumulative deficiency amounts for 1988 through 1997. Conditions and trends, such as inflation, that have affected reserve development in the past may not necessarily occur in the future. Therefore, it is not appropriate to extrapolate future deficiencies or redundancies from this table.

      At December 31, 1997 and 1996, the loss and loss adjustment expense reserves as reported under generally accepted accounting principles (GAAP) were identical to those reported under statutory accounting principles.

Results of Operations - Six Months Ended
June 30, 1998

      Gross premiums earned for the six months ended June 30, 1998 amounted to $6,274,216 representing a growth of 10.7% over the $5,668,596 recorded in the first six months of 1997. Net premiums earned amounted to $5,336,633 for the six months ended June 30, 1998 compared with $3,827,784 for the six months ended June 30, 1997. The increase in gross premiums is consistent with the growth experienced in 1997. The increase in net earned premiums reflects differences in the company's reinsurance programs for the respective years. Results for 1997 included the effect of terminating a quota share reinsurance treaty on a run off basis effective January 1, 1997. Reinsurance treaties for 1998 remained unchanged from those in effect at December 31, 1997; however, the first half of 1998 includes an endorsement to the first layer excess of loss treaty for a net premium cost of approximately $140,000 not present in 1997.

      Loss and loss adjustment expense represented 75.9% and 78.7% of net earned premium for the six months ended June 30, 1998 and 1997, respectively. Both of these ratios show significant improvement from the 97.6% and 83.7% reported for the three month periods ending March 31,1998 and 1997, respectively. The improvement primarily reflects the seasonality of the business wherein loss frequency is higher during the winter months.

      Underwriting expenses incurred represented 35.8% and 19.1% of net premiums written for the six months ended June 30, 1998 and 1997, respectively. The lower expense ratio for 1997 was directly attributable to favorable loss experience of the quota share reinsurance program, in run off, which generated additional expense recoveries.

      Investment income, including realized gains, amounted to $481,733 for the six months ended June 30, 1998 compared with $460,846 for the six months ended June 30, 1997. The return on invested assets, based on amortized cost, net of allocated expenses was 5.6% for the six months ended June 30, 1998 compared with 5.4% for the six months ended June 30, 1997.

      Net loss for the six months ended June 30, 1998 amounted to $268,373 or $0.09 per share compared with net income of $77,674 or $0.03 per share for the six months ended June 30, 1997.

      Shareholders' equity at June 30, 1998 amounted to $9,731,199 or $3.19 per share compared with $9,985,654 or $3.28 per share at December 31, 1997.

Results of Operations -Three Months Ended
June 30, 1998

      Gross premiums earned for the three months ended June 30, 1998 and 1997 amounted to $3,252,859, representing a growth of 11.7% over the $2,911,799 recorded in the three months ended June 30, 1997. Net premiums earned amounted to $2,797,676 for the three months ended June 30, 1998 compared with $1,736,434 for the three months ended June 30, 1997. The increase in net earned premiums reflects the aforementioned reinsurance changes. In the latter part of the second quarter the Company introduced a new personal automobile insurance program ("Automatic") to replace both its existing non- standard and standard/preferred personal automobile insurance programs. Policies issued under the previous non-standard and standard/preferred programs will be renewed under the new Automatic program. Key features of the new program include assignment of drivers to specific vehicles and Company initiated mid term premium credits upon eligibility date as opposed to policy renewal date. The Company anticipates personal automobile premium volume to increase as a result of this new program.

      Loss and loss adjustment expense represented 56.3% and 72.7% of net earned premium for the three months ended June 30, 1998 and 1997, respectively. The Company's second quarter 1998 loss experience was excellent with both severity and frequency posting near record lows.

      Underwriting expenses incurred amounted to $1,110,864 and $344,526 for the three months ended June 30, 1998 and 1997, respectively. Expenses incurred in 1997 benefited from favorable loss experience of the quota share reinsurance program, in run off, which generated additional expense recoveries.

      Investment income, including realized gains, amounted to $224,778 for the three months ended June 30, 1998 compared with $240,234 for the three months ended June 30, 1997.

      Net income for the three months ended June 30, 1998 amounted to $222,441 or $0.07 per share compared with net income of $297,806 or $0.10 per share for the three months ended June 30, 1997.

      Shareholders' equity at June 30, 1998 amounted to $9,731,199 or $3.19 per share compared with $9,493,138 or $3.12 per share at March 31, 1998.

Liquidity and Capital Resources - June 30, 1998

      Cash provided by operating activities amounted to $1,420,280 for the six months ended June 30, 1998 compared with cash used by operating activities of $1,197,209 for the six months ended June 30, 1997. Cash flow for the six months ended June 30, 1998 included receipt of approximately $2,841,243 due the Company under its reinsurance treaties. Cash used in investing activities amounted to $2,380,612 for the six months ended June 30, 1998 compared with cash used by investing activities of $191,241 for the six months ended June 30,1997.

      The fair value of the Company's fixed maturities available for sale was $296,445 more than the amortized cost at June 30,1998 compared with $243,162 more than amortized cost at December 31,1997. During the six months ended June 30, 1998 the Company used $169,979 for the purchase of equity securities.

      The Company maintains short-term investments to provide a cash resource should the demands from operations exceed incoming cash flow. Short-term investments amounted to $2,324,764 at June 30, 1998 compared with $3,397,581 at December 31, 1997. The Company believes that the level short-term investments is adequate to meet any shortfall resulting from its immediate operating activities.

Year 2000

      The year 2000 issue relates to whether computer systems will properly recognize date-sensitive information when the year changes to 2000. North East has determined that it will be required to modify certain portions of its software so its computer systems will properly function using dates beyond December 31, 1999. Management presently believes that with modifications to existing software the year 2000 issue can be rectified. North East will initiate formal communications with its critical suppliers to determine the extent to which it is vulnerable to the possibility of third parties' failing to remediate their own year 2000 issues. Management is utilizing both internal and external resources to reprogram and test the software for year 2000 modifications and plans to have its computer systems compliant by year 2000. The financial impact of addressing the year 2000 issue has not had, and is not anticipated to have, a material adverse impact on North East's results of operations, liquidity or capital resources.

                         FORWARD-LOOKING INFORMATION

      From time to time, NEIC publishes information that includes forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934. The "Management's Discussion and Analysis" section and "Description of Business" section of this Prospectus contain forward-looking statements, such as those concerning estimated future costs of agency profit-sharing and Year 2000 issues. In addition, many of the items reflected in the Group's financial statements are based in large part on estimates of future revenues and losses.

      The Company cautions readers that numerous factors could cause actual results and business conditions to differ materially from those reflected in North East's forward-looking statements, including changes in interest rates and the performance of financial markets, changes in laws, regulations and taxes, competition, industry consolidation, competitor demutualization, credit risks and other factors. Insurance loss reserve liabilities can fluctuate as a result of changes in numerous factors, and such fluctuations can have a material positive or negative effect on the net result. The factors include, but are not limited to, claim frequency and severity rates. These rates may be influenced by many factors, including but not limited to, climate, new trends and developments in technology, general economic and societal conditions of the insurance market in which North East has exposure.

                                 MANAGEMENT

      Under NEIC's bylaws, officers are elected annually by the Board of Directors and serve at the pleasure of the Board. There are no family relationships between any of the executive officers of NEIC, nor were there any special arrangements by which any of them was elected to his or her position.

      Robert G. Schatz, age 52, has served as President and Chief Executive Officer of NEIC since March 1988. He was elected as a Director in December 1987.

      Ronald A. Libby, age 55, joined NEIC in December 1994 and serves as its Chief Operating Officer. From 1987 to 1994 he was President of Maine Mutual Fire Insurance Company.

      Samuel M. Koren, age 57, is Senior Vice President and Secretary of NEIC. He joined NEIC in 1977 and has been an Officer since 1978.

      Graham S. Payne, age 53, has been Treasurer and Chief Financial Officer of NEIC since 1987.

      Rebecca J. Cerny, age 45, has held the position of Vice President of NEIC since 1989. From 1986 to 1995 she also served as a Director of NEIC.

Executive Compensation

      Set forth below is certain information concerning the compensation of Robert G. Schatz, the President and Chief Executive Officer of NEIC, and each other executive officer of NEIC who received more than $100,000 of salary and bonus compensation for the prior fiscal year.

                         SUMMARY COMPENSATION TABLE


NAME AND                        ANNUAL COMPENSATION             ALL OTHER
PRINCIPAL POSITION         YEAR      SALARY       BONUS      COMPENSATION(1)
------------------         ----      ------       -----      ---------------

Robert G. Schatz           1997     $175,012     $28,276         $ 7,505
  President and Chief      1996     $155,289     $96,216         $73,960
  Executive Officer        1995     $150,000     $30,000         $ 3,982

Ronald A. Libby            1997     $110,319     $25,293         $ 3,116
  Chief Operating          1996     $101,173     $36,707         $ 7,740
  Officer                  1995     $ 90,346     $   -0-         $ 3,557

Samuel M. Koren            1997     $ 82,351     $33,442         $ 2,680
  Sr. Vice President,      1996     $ 82,351     $22,361         $ 6,937
  Secretary, and Clerk     1995     $ 82,351     $   -0-         $ 3,847

--------------------

<F1>  For Mr. Schatz, other compensation in 1997 consists of $3,365 in retroactive salary adjustments, $2,540 for Company-paid insurance premiums, and $1,600 of matching contributions under the 401(k) Plan;
      other compensation in 1996 consists of a $60,000 special bonus in lieu of prior year payments, $9,590 of vacation pay, $2,540 for Company-paid insurance premiums, and $1,830 of matching contributions under the 401(k) Plan; and other compensation in 1995 consists of $2,540 for Company-paid insurance premiums and $1,442 of matching contributions under the 401(k) Plan. For Mr. Libby, other compensation in 1997 consists of $2,116 of vacation pay and $1,200 of matching contributions under the 401(k) Plan; other compensation in 1996 consists of $7,740 of vacation pay; other compensation in 1995 consists of $3,357 of vacation pay. For Mr. Koren, other compensation in 1997 consists of $1,584 of vacation pay and $1,096 of matching contributions under the 401(k) Plan;
      other compensation in 1996 consists of $5,845 of vacation pay and $1,092 of matching contributions under the 401(k) Plan; other compensation in 1995 consists of $2,833 of vacation pay and $1,014 of matching contributions under the 401(k) Plan.


                      OPTION GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS


                                                 PERCENT OF
                                                TOTAL OPTIONS
                     NUMBER OF SECURITIES   GRANTED TO     EXERCISE
                      UNDERLYING OPTIONS   EMPLOYEES IN     OR BASE    EXPIRATION
                           GRANTED         FISCAL YEAR    PRICE($/SH)     DATE
                     --------------------  ------------   -----------  ----------

Robert G. Schatz                0                0%               -            -
Ronald A. Libby           100,000(1)           100%          $2.375      6/10/07
Samuel M.  Koren                0                0%               -            -
Graham S.  Payne                0                0%               -            -

<F1>  Mr. Libby's option is subject to vesting requirements and becomes exercisable in five equal installments of 20,000 shares each on the grant date (June 10, 1997) and the next four anniversary dates thereafter. Upon termination of employment, the unvested portion of the option will expire unless termination results from death or disability or (under certain circumstances) occurs within one year after a Change in Control (as defined).


Schatz Employment Agreement

      The Company is a party to a new Employment Agreement with Mr. Schatz that became effective January 1, 1998. The Agreement provides for (i) a base salary of $175,000 per annum (subject to annual adjustments based on increases in the Consumer Price Index) and (ii) a three-year profit sharing bonus calculated on After-Tax Profit, as described below.

      If the Company's After-Tax Profit (as defined) over a three-year period exceeds a threshold amount of After-Tax Profit, then Mr. Schatz will be entitled to a bonus under the Agreement. Specifically, if After-Tax Profit over the three-year period exceeds approximately $3.3 million, then the bonus will equal 5% of the excess over such target; to the extent that After-Tax Profit exceeds approximately $5.2 million, he will be entitled to a bonus of approximately $94,800 plus 10% of the excess over such higher threshold. (The lower and higher thresholds represent a 10% and 15% compounded growth rate, respectively, in shareholders equity over the three-year period.) The targeted growth rates are subject to change, to account for capital influxes into the Company or to account for dividends or distributions of capital to shareholders.

      In October 1996, the Board of Directors had awarded Mr. Schatz a stock option for 200,000 shares of Common Stock, at the then prevailing market price per share, subject to shareholder approval of a contemplated Stock Option Plan. The Stock Option Plan was approved by shareholders in June 1997.

      The Employment Agreement provides Mr. Schatz with a lump-sum severance payment of $175,000, in the event that the Company terminates his employment "without cause" or Mr. Schatz terminates his employment "for good reason" (as such terms are defined in the Agreement). Furthermore, if Mr. Schatz complies with a non-competition covenant for one year from the date of termination of his employment, he will be entitled to additional severance payments totaling $175,000 plus interest at the federal long-term rate (as defined), which amount payable in 108 monthly installments commencing one year after termination of employment. These payments were previously negotiated with Mr. Schatz in 1996, in settlement of his claims for unpaid bonuses and options under his 1991 Employment Agreement.

Employment Continuity Agreements

      In October 1996 the Board approved Employment Continuity Agreements with Mr. Libby and one other executive officer. Under these Agreements, if the executive's employment is terminated within twelve months after the occurrence of a Change in Control Event (as defined), then NEIC agrees to provide the executive with special severance compensation equal to 200% of the sum of his current annual base salary plus any profit sharing award for the prior year, provided that the payment will be reduced if and to the extent necessary to keep the payment from becoming non-deductible under Section 280G of the Internal Revenue Code. This same benefit accrues if the executive terminates his employment for "good reason," which is defined to include a reduction in his responsibilities or certain other events. The Employment Continuity Agreement also provides for a stay-on bonus equal to 100% of his annual base salary if the executive remains employed for six months after the Change in Control Event, subject to the condition that he not compete with NEIC for the following six months. These special severance benefits do not apply if NEIC terminates the executive's employment for "good cause," including a substantial neglect of duties after written notice and an opportunity to correct.

      In October 1996 the Board also approved an Employment Continuity Agreement with Mr. Schatz. This Agreement becomes effective only once the 1991 Employment Agreement (which contains Change of Control provisions, as described above) is no longer in effect. The Employment Continuity Agreement with

Mr. Schatz has terms equivalent to those for Mr. Libby and the other executive officer, except that his special severance compensation equals 300% of the sum of his current annual base salary plus any profit sharing award for the prior year (subject, however, to the Section 280G limitation).

            CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

      In January 1997, following receipt of regulatory approval in Maine and New York, Ballantrae Partners, L.L.C. purchased 810,000 shares of NEIC Common Stock, representing more than 27% of the shares then outstanding. In connection with such purchase, Ballantrae entered into a Standstill Agreement with NEIC governing certain matters relating to control of the Company. In July 1998, Ballantrae sold its shares to four purchasers, each of which thereby acquired an ownership position of less than 10% of the outstanding NEIC shares. In connection with that sale, Ballantrae gave notice of termination of the Standstill Agreement. Following the sale, the three principals of Ballantrae resigned from the NEIC Board of Directors.

      The firm of Monaghan, Leahy, Hochadel & Libby provides legal services to NEIC. Mr. Hochadel, a Director of NEIC, is a partner in that firm. Fees paid to that firm in 1997 and 1996 were approximately $135,000 and $165,000, respectively.

      The Company received legal services in 1997 and 1996 from two firms in which Mr. Cummings was or is now a Partner. Fees paid to such firms by NEIC did not exceed $60,000 in either 1997 or 1996.

      During each of the past two years, Batal Agency has been an independent insurance agent for NEIC. Mr. Batal, a Director of NEIC, is President of that agency. Commissions paid to the agency were based on NEIC's standard rates and did not exceed $60,000 in either 1997 or 1996.

                      PRINCIPAL SHAREHOLDERS

      As of the date of this Prospectus, a total of 3,049,089 shares of NEIC's Common Stock are outstanding. The Common Stock is entitled to one vote per share and is the only class of NEIC stock outstanding. Set forth below, as of the record date, is information concerning the only persons known to NEIC to beneficially own more than five percent of the outstanding shares.


                                     Number of Shares       Percent of
Name and Address                     Beneficially Owned     Outstanding
----------------                     ------------------     -----------

The Foothold Fund, L.P.                    299,000              9.8%
c/o Fairholme Capital Management
51 JFK Parkway, Short Hills, NJ 07078.

Richard H. Konrad                          299,000              9.8%
c/o Lincluden Management Limited
1275 North Service Road West, Suite 607
Oakville, Ontario, Canada  L6M 3G4

Capitol Indemnity  Corporation             299,000              9.8%
4610 University Ave.
Madison, WI 53705


Everest Partners, L.P.                     154,000              5.1%
Job's Peak Ranch




P.O. Box 3178
Gardnerville, Nevada 89410

--------------------
<F1>  Information regarding the stock ownership of The Foothold Fund, L.P. is given on the basis of its Schedule 13D report, filed August 6, 1997 and most recently amended July 7, 1998.  Foothold's sole general partner is
      The Foothold Management Corp.  Peter A. Russ is the President, sole director and sole shareholder of Foothold Management.  Foothold's
      Schedule 13D report states that it was purchasing the Common Shares for investment purposes and not for the purpose of acquiring control of
      North East.
<F2>  Information regarding the stock ownership of Mr. Conrad is given on the basis of his Schedule 13G report filed on July 2, 1998.  The Schedule
      13G report states that the NEIC shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of North East and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
<F3>  Information regarding the stock ownership of Capitol Indemnity
      Corporation is given on the basis of a partial Schedule 13D report filed on July 16, 1998.  Capitol Indemnity is an insurer and surety company located in Madison, Wisconsin.  It is a wholly-owned subsidiary of
      Capitol Transamerica Corporation, a publicly traded company of which
      George A. Fait is President and Chairman of the Board.
<F4>  Information regarding the stock ownership of Everest Partners, L.P. is given on the basis of its Schedule 13G report filed on July 13, 1998.
      The general partner of Everest Partners is Everest Partners, Inc. The manager of Everest Partners is Everest Managers, L.L.C.  David M.W.
      Harvey is the sole principal of the general partner and the manager.
      The Schedule 13G report states that the NEIC shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of North East and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


      The following table shows, as of the record date, the number of shares of NEIC Common Stock which, to NEIC's knowledge, were beneficially owned by the directors and certain executive officers of NEIC, and by each other nominee for election as a director. Except as otherwise indicated, each person named owned less than one percent of the outstanding Common Stock of NEIC.


                                  NUMBER OF SHARES       PERCENT OF
  NAME                          BENEFICIALLY OWNED(1)    OUTSTANDING
  ----                          ---------------------    -----------

  Robert G. Schatz                    295,859               9.1%
  Ronald A. Libby                      40,063               1.5%
  Samuel M. Koren                       9,500
  Edward B. Batal                       6,500
  Terence P. Cummings                       0
  Robert A. Hancock                     2,500
  Wilson G. Hess                            0
  Joseph M. Hochadel                        0
  Bruce H. Suter                          500
  Peter A. Russ                       299,000               9.8%

  All directors and executive
  officers as a group                 653,922              21.4%

--------------------




<F1>  Includes shares owned by spouses or other relatives residing in the same household, and by entities owned or controlled by the person named.
      Also includes the following shares purchasable within the next 60 days under outstanding stock options: Mr. Schatz, 200,000; Mr. Libby, 40,000.


                        DESCRIPTION OF CAPITAL STOCK

      The Company is authorized to issue 12,000,000 shares of Common Stock, the only authorized class of capital stock. As of the date of this Prospectus, a total of 3,049,089 shares of Common Stock were outstanding. In addition, ________ shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants and options.

      Each outstanding share of Common Stock entitles the holder to one vote on all matters requiring a vote of shareholders. Since the Common Stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all the directors of NEIC and the holders of the remaining shares would not be able to elect any directors.

      Subject to the rights of holders of any series of preferred stock that may be issued in the future, the holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy." In the event of a voluntary or involuntary liquidation of NEIC, all shareholders are entitled to a pro rata distribution of the assets of NEIC remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of the Common Stock have no conversion, redemption, sinking fund or preemptive rights.

      Additionally, certain provisions of NEIC's Articles of Incorporation and Bylaws could delay or impede the removal of incumbent directors and could make more difficult a merger, tender or proxy contest involving NEIC, even if such events would be beneficial to the interests of the shareholders, or could discourage a third party from attempting to acquire control of NEIC. In particular, NEIC's Articles of Incorporation requires supermajority shareholder approval of certain business combinations and other related-party transactions.

Transfer Agent

      The transfer agent for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005. This firm will be acting as our Subscription Agent for purposes of the Rights Offering.

Price Range of Common Stock; Dividend Policy

      The Common Stock common shares are traded over the NASDAQ SmallCap Market under the symbol "NEIC." As of _________, 1998, there were ______ holders of record of NEIC's Common Stock. The high and low closing bid prices (as quoted by NASDAQ) for the Common Stock for each quarterly period for the two most recent fiscal years and the first two quarters of 1998 were as follows:


                        1998             1997                1996
                   -------------    ---------------     --------------
                    HIGH    LOW      HIGH     LOW        HIGH     LOW

First Quarter      $2.88   $2.44    $2.94    $2.00      $1.81    $1.00
Second Quarter     $3.13   $2.63     2.81     1.94       2.00     1.25
Third Quarter                        3.50     2.06       2.13     1.50
Fourth Quarter                       3.19     2.00       2.25     1.50


These figures reflect prices without retail mark-up, mark-down or commission and may not represent actual transactions.

      The Company has never paid and does not anticipate paying dividends in the foeseeable future.

      Based on its current accumulated statutory unassigned deficit, NEIC currently is prohibited from paying dividends. Under Maine insurance laws, cash dividends may only be paid out of that part of the available accumulated statutory unassigned deficit which is derived from realized net operating profits on NEIC's insurance business and from net realized capital gains. In addition to other statutory restrictions, policyholders' surplus following any dividends or distributions to shareholders must be reasonable in relation to the insurer's outstanding liabilities and its financial needs. Furthermore, NEIC may not pay "extraordinary" dividends or make any other distribution (i.e. dividends or distributions made within the next 12 months) which exceed the greater of (i) 10% of NEIC's surplus to policyholders or (ii) NEIC's net investment income, in either case, as of the preceding year end) unless the Maine Superintendent of Insurance has been notified of the declaration and has either approved it or has failed to disapprove it within 60 days. Any payment of cash dividends would reduce NEIC's capacity to write new premiums, since the volume of insurance that can be written is determined by the available statutory surplus.

                   COMMISSION POSITION ON INDEMNIFICATION
                           OF CERTAIN LIABILITIES

      Under its bylaws and separate indemnity agreements, NEIC has agreed to indemnify its directors and officers against liabilities and expenses arising in connection with their activities on behalf of North East. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of North East pursuant to such provisions, or otherwise, North East has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for NEIC by Verrill & Dana LLP, Portland, Maine.

                                   EXPERTS

      The consolidated financial statements and the related financial statement schedule included and incorporated by reference in this Prospectus by reference from NEIC's Annual Report on Form 10-K for the years ended December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, have been audited by PricewaterhouseCoopers LLC, independent auditors, as stated in their report, which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                            FINANCIAL STATEMENTS



ITEM 7 - CONSOLIDATED FINANCIAL STATEMENTS


                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 PAGE(S)
                                                                 -------

Report of Independent Accountants                                  22

Financial Statements:

Consolidated Balance Sheet as of December 31, 1997                 23

Consolidated Statements of Operations for the years ended
 December 31, 1997 and 1996                                        24

Consolidated Statements of Changes in Shareholders' Equity
 for the years ended December 31, 1997 and 1996                    25

Consolidated Statements of Cash Flows for the years ended
 December 31, 1997 and 1996                                        26

Notes to Consolidated Financial Statements                         28


Coopers                    Coopers & Lybrand L.L.P
& Lybrand

                                    a professional services firm


                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Directors of
North East Insurance Company:

We have audited the consolidated balance sheet of North East Insurance Company and subsidiaries, as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of North East Insurance Company and subsidiaries as of December 31, 1997 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/S/ Coopers & Lybrand L.L.P.
Portland, Maine
March 31, 1998


                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEET
                           as of December 31, 1997


                                                                                  1997
                                                                              -----------

ASSETS
------
  Investments (Note F):
    Fixed maturities available for sale, at fair value (amortized cost
     $12,817,492)                                                             $13,060,654
    Equity securities available for sale, at fair value (cost $92,263)             92,263
    Short-term investments, at fair value                                       3,397,581
                                                                              -----------
      Total investments                                                        16,550,498
  Reinsurance (loss and loss adjustment expense reserves and paid
   recoverables (Note D))                                                       5,226,919
  Premium balances receivable                                                   4,478,724
  Reinsurance premium balances receivable                                       2,139,973
  Deferred policy acquisition costs (Note B)                                    1,029,488
  Prepaid reinsurance premiums (ceded unearned premium (Note D))                  373,319
  Cash on hand                                                                    375,157
  Investment income due and accrued                                               209,904
  Property and equipment, net of accumulated depreciation (Note G)                425,429
  Deferred tax asset (Note C)                                                   1,790,393
  Prepaid expenses                                                                 11,487
  Prepaid federal income tax                                                        9,242
  Other assets                                                                    191,037
                                                                              -----------
      Total Assets                                                            $32,811,570
                                                                              ===========

LIABILITIES
-----------
  Losses and loss adjustment expenses (Note D and H)                          $14,657,226
  Unearned premiums                                                             6,272,130
  Reinsurance balances payable                                                    790,456
  Reserve for unpaid expenses and other liabilities                               608,287
  Book overdraft, net                                                             397,123
  Other liabilities                                                               100,694
                                                                              -----------
      Total Liabilities                                                        22,825,916
                                                                              -----------
  Commitments and contingent liabilities (Notes D and J)

SHAREHOLDERS' EQUITY (Note E)
-----------------------------
  Common stock $1.00 par value, authorized 6,000,000 shares, issued
   and outstanding 3,046,842 shares                                             3,046,842
  Additional paid-in capital                                                    6,403,621
  Unrealized appreciation of investments                                          160,487
  Accumulated retained earnings                                                   374,704
                                                                              -----------
      Total Shareholders' Equity                                                9,985,654
                                                                              -----------

      Total Liabilities and Shareholders' Equity                              $32,811,570
                                                                              ===========


                 The accompanying notes are an integral part
                  of the consolidated financial statements.



                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
               for the years ended December 31, 1997 and 1996


                                                        1997            1996
                                                     -----------     -----------

Revenues:
  Premiums earned                                    $11,759,548     $11,536,429
  Premiums ceded (Note D)                               (266,065)     (5,303,573)
                                                     ---------------------------
      Net premiums earned                             11,493,483       6,232,856
  Net investment income (Note F)                         763,438       1,041,762
  Realized capital gains (losses) (Note F)                35,321          57,617
                                                     ---------------------------
      Total revenues                                  12,292,242       7,332,235

Expenses:
  Losses and loss adjustment expenses                  8,358,886       5,775,929
  Reinsurance recoveries (Note D)                     (1,558,084)     (2,270,542)
                                                     ---------------------------
      Net losses and loss adjustment expenses          6,800,802       3,505,387
  Underwriting expenses incurred                       5,025,434       2,520,488
                                                     ---------------------------
      Total expenses                                  11,826,236       6,025,875
                                                     ---------------------------

Income before provision for income taxes                 466,006       1,306,360

Provision (benefit) for income taxes (Note C)            177,326      (2,069,136)
                                                     ---------------------------

      Net income                                     $   288,680     $ 3,375,496
                                                     ===========================

Net income per common share:
  Basic                                                    $0.10           $1.13
                                                     ===========================

  Diluted                                                  $0.09           $1.13
                                                     ===========================


                 The accompanying notes are an integral part
                  of the consolidated financial statements.


                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               for the years ended December 31, 1997 and 1996


                                                    1997            1996
                                                 -----------     -----------

Common stock, par value:
  Balance at beginning of year                   $ 3,002,375     $ 2,992,314
  Change during year                                  44,467          10,061
                                                 ---------------------------
      Balance at end of year                       3,046,842       3,002,375
                                                 ---------------------------

Additional paid-in capital:
  Balance at beginning of year                     6,348,039       6,346,156
  Change during year                                  55,582           1,883
                                                 ---------------------------
      Balance at end of year                       6,403,621       6,348,039
                                                 ---------------------------

Unrealized appreciation (depreciation):
  Balance at beginning of year                      (111,477)        377,053
  Change during year, net                            271,964        (488,530)
                                                 ---------------------------
      Balance at end of year                         160,487        (111,477)
                                                 ---------------------------

Accumulated retained earnings (deficit):
 Balance at beginning of year                         86,024      (3,289,472)
  Net income                                         288,680       3,375,496
                                                 ---------------------------
      Balance at end of year                         374,704          86,024
                                                 ---------------------------

Treasury stock, at cost:
  Balance at beginning of year                             0          (5,000)
  Change during year                                       0           5,000
                                                 ---------------------------
      Balance at end of year                               0               0
                                                 ---------------------------

Total shareholders' equity at end of year        $ 9,985,654     $ 9,324,961
                                                 ===========================


                 The accompanying notes are an integral part
                  of the consolidated financial statements.



                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
               for the years ended December 31, 1997 and 1996


                                                                      1997            1996
                                                                   -----------     -----------

Cash flows from operating activities:
  Insurance premiums received                                      $11,123,501     $ 5,542,279
  Loss and loss adjustment expenses paid                            (7,668,046)     (7,132,600)
  Operating expenses paid                                           (5,763,145)     (1,961,730)
  Investment income received                                           837,885       1,086,195
  Federal income taxes paid                                                  0          (5,000)
                                                                   ---------------------------
      Net cash used in operating activities                         (1,469,805)     (2,470,856)
                                                                   ---------------------------

Cash flows from investing activities:
  Fixed maturities - sold                                            3,863,582       7,514,127
  Fixed maturities - matured                                                 0       1,200,000
  Fixed maturities - purchased                                      (1,850,675)     (5,597,243)
  Purchase of property and equipment                                  (223,730)       (129,234)
  Mortgage note repaid                                                       0         459,139
  Investment property sold                                              76,160         120,000
  Sale of property and equipment                                        18,224          26,833
                                                                   ---------------------------
      Net cash provided by investing activities                      1,883,561       3,593,622
                                                                   ---------------------------

Cash flows from financing activities:
  Proceeds from issuance of common shares                              100,049          16,944
  Increase (decrease) in book overdraft                                390,058        (139,093)
                                                                   ---------------------------
      Net cash provided (used) by financing activities                 490,107        (122,149)
                                                                   ---------------------------

Net increase in cash and short-term investments                        903,863       1,000,617
Cash and short-term investments at beginning of year                 2,868,875       1,868,258
                                                                   ---------------------------
Cash and short-term investments at end of year                     $ 3,772,738     $ 2,868,875
                                                                   ===========================


                 The accompanying notes are an integral part
                  of the consolidated financial statements.

                                 (Continued)


                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED RECONCILIATION OF CASH USED IN
                     OPERATING ACTIVITIES TO NET INCOME
               for the years ended December 31, 1997 and 1996


                                                                      1997            1996
                                                                   -----------     -----------

Net income                                                         $   288,680     $ 3,375,496

Decrease in loss and loss adjustment expense reserve                  (548,357)     (3,801,142)
Increase (decrease) in unearned premium reserve, net                 2,731,741        (167,115)
Increase (decrease) in expense accruals and other liabilities         (350,338)        375,666
Loss on disposal of property and equipment                              63,238               0
Loss (gain) on investment activities                                   (18,974)         20,399
Decrease (increase) in deferred policy acquisition costs              (630,893)        (86,372)
Depreciation and amortization expense                                  195,115         190,489
Increase in net premium and ceded reinsurance balances              (3,405,610)       (249,533)
Decrease in allowance for doubtful accounts                            (15,000)       (100,000)
Decrease in investment income due and accrued                           74,447          44,433
Amortization of bond premium, net                                       72,030          80,491
Loss (gain) on mortgage note in default                                      0         (79,139)
Loss (gain) on sale of real estate                                     (16,347)          1,123
Increase in other assets                                               (86,863)         (1,516)
Increase (decrease) in federal income tax payable                            0         (14,500)
Decrease (increase) in prepaid federal income tax                            0          (9,242)
Decrease (increase) in deferred tax asset                              177,326      (2,050,394)
                                                                   ---------------------------
      Net cash used in operating activities                        $(1,469,805)    $(2,470,856)
                                                                   ===========================


                 The accompanying notes are an integral part
                  of the consolidated financial statements.



                NORTH EAST INSURANCE COMPANY AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             --------------------


A.  Summary of Significant Accounting Policies:
-----------------------------------------------

Basis of Presentation
---------------------

North East Insurance Company and Subsidiaries' ("the Company") consolidated financial statements have been prepared on the basis of generally accepted accounting principles. The consolidated financial statements include the Company and its wholly-owned subsidiaries American Colonial Insurance Company
(ACIC) and North Atlantic Underwriters, Inc. (NAU). Intercompany transactions have been eliminated.

The Company is engaged in the business of underwriting and accepting property and casualty insurance risks in the State of Maine. Its principal insurance products consist of personal and commercial automobile coverage (including automobile liability and automobile physical damage) and other general lines, including but not limited to, general liability, commercial multi-peril, inland marine, fire and allied lines. ACIC, licensed to write property and casualty insurance risks in the states of New York and Texas, has not written or renewed any insurance risks since March 1990 and is in runoff. NAU, a Maine domiciled brokerage company, is dormant.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could differ from these estimates.

Certain 1996 amounts have been reclassified in 1997 for comparative purposes.

Premiums and Unearned Premiums
------------------------------

Premium revenues are reported as earned, principally on a monthly pro rata basis over the terms of the respective policies. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of the policies.

Premium balances receivable represent amounts to be collected from agents and insureds. The Company offers insureds installment plans under which insureds may remit amounts due, in accordance with a predetermined schedule, over the term of the policy. Premium balances receivable are recorded for the full premium amount when the policy is written. These receivables include amounts not currently due under the installment plan. Premium balances receivable include $3,712,405 for amounts not yet due at December 31, 1997. The allowance for doubtful accounts at December 31, 1997 was $15,000.

Losses and Loss Adjustment Expenses
-----------------------------------

The reserve for losses and loss adjustment expenses includes unpaid losses and loss adjustment expenses and a provision for incurred but not reported losses. Unpaid losses and loss adjustment expenses are based primarily on loss adjusters' evaluations, estimates for losses incurred but not reported and an estimate for salvage and subrogation recoverable. Reserves are continually reviewed and modified, and any resulting adjustments are reflected in current operating results.

Deferred Policy Acquisition Costs
---------------------------------

Policy acquisition costs, such as commissions, underwriting salaries and other costs incurred in connection with acquiring new business, have been capitalized to the extent that the related costs are recoverable and are being amortized over the period in which the related premiums are earned. Anticipated losses and loss adjustment expenses and investment income attributable to the related premiums are considered in determining the amount of costs to be deferred.

Reinsurance
-----------

Premiums ceded are reported as earned, principally on a monthly pro rata basis over the terms of the respective policies. Unearned premiums ceded represent the portion of premiums written applicable to the unexpired terms of the policies.

Ceded premium adjustments for loss sensitive reinsurance contracts are reported immediately as ceded earned premium based on the Company's best estimate of the ultimate loss exposure for the contract as of the balance sheet date.

Property and Equipment
----------------------

Property and equipment are stated at cost, net of accumulated depreciation. The Company provides for depreciation on the straight-line method by charges to expense which are sufficient to write off the cost of the assets over their estimated useful lives. Maintenance and repairs are charged to expense as incurred; expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from their respective accounts and any resulting gain or loss is included in the results of operations.

Employee Benefits
-----------------

The Company maintains a 401(k) Profit Sharing Plan (the "Plan") covering all employees. The Plan is intended to provide funds for participants' use at retirement. Employees may elect to contribute up to 10% of their pre-tax earnings to the Plan. The Company provides a matching contribution of 25% of the first 4% of an employee's elective contribution. The Plan also provides that the Company may make an additional contribution subject to the profitability of the Company for the related calendar year. For the years ended December 31, 1997 and 1996, the Company contributed $9,401 and $7,652, respectively, pursuant to the matching formula. The Company contributed $0 and $9,820 under the profitability formula as of December 31, 1997 and 1996, respectively.

The Company does not provide any post-retirement benefits to its employees.

Income Taxes
------------

The provision for income taxes includes amounts currently payable and deferred income taxes, which result from differences between financial reporting and tax basis reporting of assets and liabilities, and are measured using enacted tax rates and laws. Deferred tax assets are recognized to the extent future realization of the tax benefit is more likely than not.

Investments
-----------

Fixed maturities and equity securities, all of which are available for sale, are stated at fair value. Short-term investments are carried at cost which approximates fair value. The Company, at times, may be at risk on short-term investments as the values on deposit may exceed the amount protected through federally guaranteed insurance programs; however, the Company has never experienced a loss of this nature.

Realized capital gains and losses from the sale of investments are determined on the basis of identified cost and are credited or charged to income. Unrealized capital gains and losses from the valuation of fixed maturities and equity securities at fair value are credited or charged directly to shareholders' equity. If a decline in fair value of an invested asset is considered to be other than temporary, the investment is reduced to its net realizable fair value and the reduction is accounted for as a realized loss.

The following methods and assumptions were used in estimating fair value disclosure for financial instruments:

      * Fixed Maturities Available for Sale: Fair values for fixed maturities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using values obtained from independent pricing services.

      * Equity Securities Available for Sale: Fair values for equity securities available for sale are based on quoted market prices.

      * Short-term Investments: Fair values for these instruments are the amounts reported in the Consolidated Balance Sheet.

Capital Structure
-----------------

The Company's capital consists of 6,000,000 authorized common shares, par value $1.00, of which 3,046,842 are issued and outstanding.

Earnings per Share
------------------

Effective December 31, 1997, North East adopted Financial Accounting Standards ("FAS") No. 128, "Earnings Per Share" which requires dual presentation of basic and diluted earnings per share ("EPS") . Basic EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. The weighted average number of shares outstanding used to calculate basic EPS was 3,022,898 and 2,994,265 in 1997 and 1996, respectively. The weighted average number of shares outstanding used to calculate diluted EPS was 3,098,235 and 2,994,265 in 1997 and 1996, respectively. Diluted EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding while giving effect to all dilutive potential common shares outstanding.

Statements of Cash Flows
------------------------

The Company utilizes the direct method of presenting cash flows from operating activities. For purposes of the statements of cash flows, cash was determined to include cash and short-term (highly liquid) investments with original maturities less than three months

Accounting Pronouncements Adopted
---------------------------------

Effective December 31, 1997 the Company adopted FAS No. 128 which changed the computation of EPS and requires dual presentation of "basic" and "diluted" EPS. FAS 128 supersedes Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share".

Effective December 31, 1997 the Company adopted FAS No. 129, "Disclosures of Information About Capital Structure", which consolidates disclosure requirements related to the type and nature of securities contained in an entity's capital structure. FAS 129 does not add or change any of North East's disclosures.

Effective January 1, 1997 the Company adopted FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement provides guidiance for recognition or derecognition of assets and liabilities, focusing on the concepts of control and extinguishment. The adoption of FAS 125 did not have a material effect on North East's results of operations or financial position.

New Accounting Pronouncements
-----------------------------

In June 1997, the Financial Accounting Standards Board ("FASB") issued FAS No. 130, "Reporting Comphrehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a financial statement with the same prominence as other financial statements. Comprehensive income is defined as net income adjusted for changes in stockholders' equity resulting from events other than net income or transactions related to an entity's capital instruments. North East is required to adopt FAS 130 effective January 1, 1998, with reclassification of financial statements for earlier years required.

In June 1997, the FASB issued FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes standards for reporting information about operating segments. Generally, FAS 131 requires that financial information be reported on the basis that is used internally for evaluating performance. The Company is required to adopt FAS 131 effective January 1, 1998 and comparative information for earlier years must be restated. This statement does not need to be applied to interim financial statements in the initial year of application. The Company is currently considering what impact, if any, FAS 131 will have on its current reporting format.

In February 1998, the FASB issued FAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits", which revises current disclosure requirements for employers' pension and other retiree benefits. FAS 132 does not change the measurement or recognition of pension or other postretirement benefit plans. The Company is required to adopt FAS 132 effective January 1, 1998, with restatement of disclosure for earlier years required.

In December 1997, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", which provides guidance on accounting for insurance-related assessments. North East is required to adopt SOP 97-3 effective January 1, 1998. Previously issued financial statements should not be restated unless the SOP is adopted prior to the effective date and during an interim period. The adoption of SOP 97-3 is not expected to have a material impact on North East's results of operation, liquidity or financial position.


B.  Deferred Policy Acquisition Costs:
--------------------------------------

Deferred policy acquisition costs ($1,029,488 at December 31,1997) represent the Company's best estimate of amounts expected to be recovered against future earned premium from policies currently inforce and anticipated investment income. The estimates take into account an estimate for anticipated future loss experience of these policies. While the Company believes that the recovery of this asset is likely, it is remotely possible that the assumptions used will prove inappropriate and the Company's estimate that it will recover the carrying amount of this asset could change.

The following table reconciles the change in deferred policy acquisition costs for the years ended December 31, 1997 and 1996:

                                                           1997          1996
                                                        ----------     ---------

Balance, beginning of year                              $  398,595     $ 312,223

Deferral of policy acquisition costs during year         3,570,811       733,051

Amortization of deferred policy acquisition costs
 during year                                            (2,939,918)     (646,679)
                                                        ------------------------

Balance, end of year                                    $1,029,488     $ 398,595
                                                        ========================


C.  Federal Income Taxes:
-------------------------

A reconciliation of income taxes computed by applying the federal income tax rate to income before income taxes and the provision (benefit) for income taxes for the year ended December 31, 1997 and 1996 is as follows:

                                                      1997          1996
                                                    --------     -----------

Tax at federal statutory rate of 34%                $158,442     $   444,162
Utilization of net operating loss carryforwards     (106,938)       (467,357)
Timing differences between GAAP basis income
 and tax basis income                                116,320           4,453
Change in valuation allowance                          9,492      (2,050,394)
                                                    ------------------------
Provision (benefit) for income taxes                $177,326     $(2,069,136)
                                                    ========================


Details of the components of the deferred tax asset and liabilities and the valuation allowance at December 31, 1997 are as follows:


Deferred Tax Assets
-------------------
Tax based on net operating loss carryforward               $1,236,164
Loss reserve adjustments                                      509,855
Unearned premium adjustments                                  401,119
Capital loss carryforward                                     230,007
Other                                                          75,956
                                                           ----------
Gross deferred tax assets                                   2,453,101
Less Valuation allowance                                     (230,007)
                                                           ----------
Gross deferred tax asset after valuation allowance          2,223,094
                                                           ----------

Deferred Tax Liabilities
------------------------
Deferred policy acquisition costs                             350,026
Unrealized appreciation of investments                         82,675
                                                           ----------
Gross deferred tax liabilities                                432,701
                                                           ----------

Net deferred tax asset                                     $1,790,393
                                                           ==========

The Company's unused net operating loss carryforwards of $3,635,777 expire in varying amounts between 2001 and 2011. The Company also has unused capital loss carryforwards of approximately $264,000 expiring by 2001.


D.  Commitments and Contingent Liabilities:
-------------------------------------------

Reinsurance
-----------

The Company cedes various risks to other insurers and reinsurers. The Company utilizes excess of loss and quota share reinsurance as well as catastrophe and clash coverage. Ceding of insurance does not discharge the Company's obligation to the policyholder in the event the reinsurer is unable to fulfill its obligation.

Current reinsurance protection is provided through two layers of excess of loss reinsurance. The first layer, considered to be the working layer, assumes $150,000 of coverage beyond the first $50,000. The second layer, allows the Company to offer policy limits up to $1,000,000 by assuming $800,000 of coverage beyond the first $200,000. The casualty clash excess of loss treaty provides coverage for $1,000,000 in excess of $1,000,000 in the event more than one of our insureds is involved in a single loss occurrence exposing the coverage limits of the policies. The property catastrophe coverage provides for $1,500,000 of coverage in excess of $500,000 in the event of a catastrophe. The first layer excess of loss treaty was endorsed in 1997 to revise the premium rate, eliminate the profit sharing and provide a experience rated premium adjustment in the event the North East's direct loss and loss expense ratio exceeded 57% for the 1997 accident year. The 35% quota share treaty in effect for 1996 and 1995 was cancelled on a runoff basis effective January 1, 1997 and subsequently commuted on September 30, 1997.

The reinsurance balances receivable include $2,208,756 from Motors Insurance Corporation on behalf of a wholly owned subsidiary, MIC Reinsurance Corporation. No other reinsurer accounts for more than 10% of the total balance at December 31, 1997.

Reinsurance balances payable represent unpaid ceded premiums of $182,811 and funds held under reinsurance contracts of $607,645 at December 31,1997. Paid loss and loss adjustment expenses recoverable from reinsurers at December 31, 1997 amounted to $1,694,573. The allowance for uncollectible reinsurance balances at December 31, 1997 was $136,000.

Ceded loss and loss adjustment expense reserves include estimates of the reinsurers share of the ultimate cost for all unpaid losses and loss adjustment expenses incurred as of the balance sheet date. The ceded reserves are determined using statistical projections based on the historical development of past incurred and paid claims. Management believes these reserves are adequate to cover all future loss settlements and represent the best estimate of the total ceded reserves as of the balance sheet date; however, management is also cognizant that the final ultimate ceded reserves may yield a different result. Management will continue to monitor the Company's claim settlements closely in order to provide timely adjustments to this ceded reserve when appropriate.

Written premium amounts reflected in the financial statements are as follows:

                                             1997            1996
                                          -----------     -----------

Direct Written Premiums                   $12,304,640     $11,126,794
Assumed Written Premiums                       10,036          66,763
Ceded Return (Written) Premiums             1,910,548      (5,127,816)
                                          ---------------------------
Net Written Premiums                      $14,225,224     $ 6,065,741
                                          ===========================

Ceded return (written) premiums for the year ended December 31, 1997 includes $793,697 in return premium due to retroactive rate adjustments to the Company's first layer excess of loss treaty currently in force, $175,503 of return premium due to experience rating adjustments for various treaties now in runoff and $71,005 in return premium due rate adjustments to the Company's second layer excess of loss treaty currently inforce. In addition, the aggregate limit excess endorsement to the first layer excess of loss treaty provided $1,800,000 in ceded return adjustment premium. Without these adjustments, ceded written premium for the year ended December 31, 1997 was $929,657.

Earned premium amounts reflected in the financial statements are as follows:

                                           1997            1996
                                        -----------     -----------

Direct Earned Premiums                  $11,742,870     $11,442,307
Assumed Earned Premiums                      16,678          94,122
Ceded Earned Premiums                      (266,065)     (5,303,573)
                                        ---------------------------
Net Earned Premiums                     $11,493,483     $ 6,232,856
                                        ===========================

Other ceded reinsurance amounts reflected in the financial statements are as follows:

                                                             1997            1996
                                                          -----------     ----------

Reinsurance commission recovered (returned)               $(1,194,463)    $2,890,101
Loss and loss adjustment expense reserves                   3,668,346      4,828,761
Prepaid reinsurance premiums (ceded unearned premium)     $   373,319     $2,549,932

Reinsurance commission returned to the reinsurer in 1997 includes commission on the returned written premium, mentioned above, and a commission adjustment pursuant to the quota share treaty commuted September 30, 1997 wherein the deductible was reduced from $1,000 to $100 increasing loss recoveries and reducing expense recoveries by approximately $900,000.

Other
-----

The Company has an Employment Agreement with Mr. Schatz, dated December 1, 1997 commencing January 1, 1998 and expiring December 31, 2000. The agreement provides for a base salary of $175,000 per annum commencing in 1998 (subject to annual adjustments based on increases in the Consumer Price Index). The agreement also entitles Mr. Schatz to a bonus in the event aggregate after tax net profit exceeds targeted growth expectations as determined by the Board of Directors. The agreement contains certain non-renewal and termination clauses which if triggered could result in compensation awards ranging from $175,000 to $350,000 depending on the circumstances. The Company has accrued a 1997 bonus award of $10,500 pursuant to Mr. Schatz's prior Employment Agreement.

As of October 28, 1996 the Company entered into a letter agreement with Mr. Schatz, in which it agreed to pay him a special cash bonus of $60,000 in 1996,and cash bonuses of $33,997 per year in 1997 through 2006 (totaling $339,970). These annual cash bonuses will terminate if Mr. Schatz voluntarily terminates his employment other than for "Good Reason" as defined in his Employment Continuity Agreement (described below), or if the Company terminates his employment for "Good Cause" as defined in the Employment Continuity Agreement. In exchange for these payments, Mr. Schatz has agreed to release any and all claims he may have had for non-payments under his Employment Agreement for 1991 through October 1996.

As of October 28, 1996 the Company entered into letter agreements with two other senior executives, Messrs. Libby and Koren. Among other things, these agreements provide for special one-time cash bonuses if Mr. Libby or Koren remain employed with the Company through September 30, 1997 or 1998, respectively, or if either person terminates his employment for "Good Reason" prior to such date. The Company paid $48,088 pursuant to these agreements in 1997 and at December 31, 1997 the Company has accrued $17,715 relating to its remaining obligation.

As of October 28, 1996 the Company entered into Employment Continuity Agreements with each of Messrs. Schatz, Libby, and Koren. These Agreements provide for special severance compensation if, within 12 months after a "Change in Control Event," the executive's employment terminates at the instigation of the Company (other than for "Good Cause") or at the instigation of the executive for "Good Reason." The maximum benefit payable under these Agreements is 300% (for Mr. Schatz) or 200% (for Messrs. Libby or Koren) of the executive's annual base salary then in effect plus profit-sharing award for the prior year, subject however to a cap of 299% of the executive's "Base Amount" as defined in Section 280G of the Internal Revenue Code.

The following tables reconcile statutory surplus and net income amounts reported under statutory accounting principles to those reported herein under GAAP at December 31, 1997 and 1996 and for the years then ended.

                                                                      As of December 31,
                                                                  --------------------------
                                                                     1997            1996
                                                                  -----------     ----------

Statutory surplus, as reported by the Company                     $ 6,457,206     $6,738,116
Statutory basis adjustments                                           (98,443)             0
                                                                  --------------------------
Statutory surplus, as adjusted herein                               6,358,763      6,738,116

Reconciliation to GAAP basis:
  Deferred policy acquisition costs                                 1,029,488        398,595
  Provision for unauthorized reinsurance                              126,600        128,600
  Deferred tax asset                                                1,790,393      2,050,394
  Excess of statutory reserve over statement reserves                 145,400         46,600
  Other non-admitted assets
    Data processing equipment                                          62,500         95,715
    Other                                                             380,115        308,031
    Premiums receivable                                                   233            849
    Adjustment for difference in valuation method for
     certain fixed maturities                                         243,162        (52,717)
    GAAP basis reserves in lieu of provision for unauthorized
     and other statutorily non-admitted assets                       (151,000)      (389,222)
                                                                  --------------------------

GAAP basis, surplus                                               $ 9,985,654     $9,324,961
                                                                  ==========================

Statutory net income (loss), as reported                          $  (266,788)    $  669,006
  Statutory basis adjustments                                        (161,148)             0
                                                                  --------------------------
  As adjusted herein                                                 (427,936)       669,006
Reconciliation to GAAP basis:
  Change in deferred policy acquisition costs                         630,893         86,372
  Equity in net income (loss) on non insurance subsidiary              13,339         (8,540)
  GAAP basis reserves in lieu of provision for unauthorized
   and other statutorily non-admitted assets
    Statutory write down of uncollectible agent receivable
     written down in 1990 on a GAAP basis                                   0        652,484
    Other                                                             290,507       (115,017)
  Federal income tax adjustment                                       (40,797)        40,797
  Deferred tax credit (expense)                                      (177,326)     2,050,394
                                                                  --------------------------

GAAP basis, net income                                            $   288,680     $3,375,496
                                                                  ==========================


F.  Investments:
----------------

The amortized cost and fair value of investments in fixed maturities available for sale at December 31, 1997 were as follows:

                                                                   Gross          Gross         Estimated
                                                  Amortized      Unrealized     Unrealized        Fair
                                                    Cost           Gains          Losses          Value
                                                 -----------     ----------     ----------     -----------

U.S. Treasury Securities and Obligations of
 U.S. Government agencies                        $ 5,145,550      $213,462       $ 6,443       $ 5,352,569
Public Utilities                                   1,001,918        13,082             0         1,015,000
Corporate Securities                               6,670,024        30,610         7,549         6,693,085
                                                 ---------------------------------------------------------
Total Fixed Maturities                           $12,817,492      $257,154       $13,992       $13,060,654
                                                 =========================================================


During 1997 the Company determined that the diminution in value of its investment in Memorex common stock was more permanent than temporary. Accordingly the Company wrote down this equity security investment through a charge to realized losses of $62,705. At December 31, 1997, the cost of equity securities available for sale approximated the fair value of $92,263.

The investment concentration of corporate fixed maturities for each investment category which in the aggregate exceeds 10% of shareholders' equity at December 31,1997 is as follows:

                               Estimated
                                 Fair
                                 Value          %
                               ----------     -----
Category:
---------
  Bank & Finance               $3,112,287      46.5
  Retail & Consumer             1,535,798      22.9
  Industrial                    2,045,000      30.6
                               --------------------
                               $6,693,085     100.0
                               ====================


The amortized cost and estimated fair value of all fixed maturities available for sale at December 31, 1997 are shown below by contractual maturity. Actual dates for realization of such proceeds will differ from the contractual maturity date because the borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized        Estimated
                                                Cost          Fair Value
                                             -----------     ------------

Due to Mature:
--------------
Within one year                              $   754,398     $    757,493
After one year through five years              7,619,406        7,710,698
After five years through ten years             1,215,729        1,217,365
After ten years through fifteen years          1,237,556        1,245,000
After fifteen years                            1,990,403        2,130,098
                                             ----------------------------
                                             $12,817,492      $13,060,654
                                             ============================

Proceeds from sales of investments in fixed maturities available for sale during 1997 and 1996 were $3,863,582 and $7,514,127, respectively. There were no maturities of fixed maturities available for sale in 1997. During 1996, fixed maturities with par value of $1,200,000 matured. Gross gains of $3,320 and $70,066 and gross losses of $4,849 and $90,815 were realized on sales of fixed maturities in 1997 and 1996, respectively.

The Company maintains deposits with various states in which the Company is licensed. These deposits are subject to certain regulatory restrictions. The aggregate amortized cost of such investments was $2,860,716 at December 31, 1997.

The estimated fair value of the Company's investment portfolio is based on market values as at the balance sheet date. The majority of the Company's investment portfolio is sensitive to movement in the interest rate regulated by the Federal Reserve. Generally, an increase in the interest rate by the Federal Reserve would result in a lower market value and a decline in the rate should result in a higher market value for the Company's investment portfolio. The value of these assets is adjusted according to the market conditions as of the balance sheet date.

Realized capital gains (losses) for the years ended December 31, 1997 and 1996 consisted of the following:

                                           1997          1996
                                         --------      --------

Fixed maturities                         $(1,529)      $(20,749)
Gain on sale of real estate               16,347              0
Gain from equity securities               20,870              0
Gain on mortgage note repayment                0         78,015
Other                                       (367)           351
                                         ----------------------

Total gain (loss)                        $35,321        $57,617
                                         ======================

The change in unrealized appreciation (depreciation), before provision for income taxes, on fixed maturities available for sale and equity securities was as follows:

                                 1997         1996
                               --------     ---------

Fixed maturities               $295,880     $(479,985)
Equity securities                58,759        (8,545)
                               ----------------------

     Total                     $354,639     $(488,530)
                               ======================

Net investment income for the years ended December 31, 1997 and 1996 consisted of the following:

                                               1997          1996
                                             --------     ----------

Interest on fixed maturities                 $943,477     $1,175,135
Interest on short-term investments            105,330        124,679
Rental income, investment property              7,250         17,850
Dividends on equity securities                    451            451
Amortization of bond premium, net             (70,537)       (80,491)
Other                                           9,575          7,751
      Total investment income                 995,546      1,245,375
                                             -----------------------

Investment expenses                           232,108        203,613
                                             -----------------------

      Net investment income                  $763,438     $1,041,762
                                             =======================

Investment expense in 1997 and 1996 includes $12,296 and $2,371, respectively, of interest expense due reinsurers on funds withheld.


G.  Property and Equipment:
---------------------------

Property and equipment, which are stated at cost, consist of the following as of December 31, 1997:

                                                                            Estimated
                                                       Amount              Useful Life
                                                       ----------      --------------------

Leasehold Improvements                                 $   74,104      lease term - expires
                                                                             year 2000

Equipment, furniture and fixtures and automobiles         242,814            3-5 years
Computer software & hardware                              699,903           3-10 years
                                                       ----------
                                                        1,016,821
Less accumulated depreciation and amortization            591,392
                                                       ----------

                                                       $  425,429
                                                       ==========

Depreciation and amortization expense for the years ended December 31, 1997 and 1996 was $195,115 and $190,489, respectively.

The unamortized value of computer software was $123,931 and $108,690 for the years ended December 31, 1997 and 1996, respectively. Depreciation expense of computer software was $38,213 and $35,948 for the years ended December 31, 1997 and 1996, respectively. During 1996, $1,989 of previously capitalized software was written off.


H.  Reserve for loss and loss adjustment expenses:
--------------------------------------------------

The following table provides a reconciliation of the changes in loss and loss adjustment expense reserves, after deducting amounts recoverable from reinsurers for 1997 and 1996.

                  Reconciliation of Liability for Loss and
                       Loss Adjustment Expenses (LAE)

                                                                1997             1996
                                                             -----------      -----------

Reserves for losses and LAE:
  Beginning of year                                          $15,205,583      $19,006,725
Amounts recoverable from reinsurers on unpaid losses           4,828,760        4,703,238
                                                             ----------------------------
Beginning of year, net                                        10,376,823       14,303,487
  Add:
    Provision for losses and LAE for claims arising in:
      Current year                                             7,909,126        5,823,867
      Prior years                                             (1,108,324)      (2,318,480)
  Less:
    Losses and LAE paid on claims arising in:
      Current year                                             4,555,270        3,826,876
      Prior years                                              1,633,475        3,605,175
                                                             ----------------------------
  End of year, net                                            10,988,880       10,376,823

Amounts recoverable from reinsurers on unpaid losses           3,668,346        4,828,760
                                                             ----------------------------
Losses and loss adjustment expenses per Consolidated
 Balance Sheet                                               $14,657,226      $15,205,583
                                                             ============================

Reserves for losses and loss adjustment expenses represent estimates of the ultimate cost of all unpaid losses and loss adjustment expenses incurred through to the balance sheet date. These estimates are reviewed on a quarterly basis and as experience develops and new information becomes known, they are adjusted as necessary and are reflected in current operating results.

For the years ending December 31, 1997 and 1996 the actuarial estimate indicated that the prior year reserve for losses and loss adjustment expenses were redundant by $1,108,324 and $2,318,480 respectively.

I.  Stock Options:
------------------

At the Annual Shareholders Meeting, June 10, 1997, shareholders approved the North East Insurance Company Stock Option Plan. The Plan provides for awards of Incentive Stock Options (ISOs), nonqualified Stock Options (NSOs), and Stock Appreciation Rights (SARs). ISOs and NSOs represent the right to purchase
North East common stock at a designated option price per share. SARs represent the right to receive a future payment in an amount which is determined by reference to the value of a share of common stock. Common stock issuable under the Plan is limited to 600,000 shares in the aggregate. The Plan is administered by a committee of two or more non-employee directors appointed by the Board of Directors.

Employees may be awarded either ISOs or NSOs, in each case carrying an option price of not less than 100% of the fair market value per share on the date of grant. No ISO may be exercised more than ten years after the date of grant, and no ISO may be granted to any employee who, at the time of grant, owns more than 10% of the outstanding voting stock of the Company.

On October 28, 1996 the Board of Directors granted Robert G. Schatz a Non statutory Stock Option for 200,000 shares of common stock, at an exercise price of $1.625 per share. The option was subject to shareholder approval of the Plan at the Annual Shareholders Meeting, June 10, 1997. These options are fully excercisable.

On June 10, 1997 the Board of Directors granted Ronald A. Libby a Incentive Stock Option for 100,000 shares of common stock, at an exercise price of $2.375 per share. Under the option 20 percent become exercisable on the date of grant and on the anniversary date of each of the four years following the date of grant.

Options granted and remaining unexercised at December 31, 1997 represented 300,000 shares of common stock at a weighted average price of $2.42 per share. Options excercisable at December 31, 1997 represented 220,000 shares of common stock at a weighted average price of $1.69 per share.

All options expire ten years from the date of grant. No options were exercised, forfeited or expired in 1997.

The Company uses Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", to recognize compensation cost. If the Company had adopted the provisions of FAS No. 123, "Accounting for Stock Based Compensation", net income and earnings per share for 1997 would have been reduced to the pro forma amounts indicated below:


            Net income (Loss)
            -----------------
              As reported                          $288,680
              Pro forma                              (4,848)

            Earnings per common share:
            --------------------------
              As reported
                Basic                                 $0.10
                Diluted                               $0.09
              Pro forma
                Basic                                 $0.00
                Diluted                                0.00

The fair value of each option granted is estimated on the effective date of grant using a Black-Scholes option-pricing model assuming a seven year life expectancy, a stock price volatility of 80%, a dividend yield of 0% and a risk-free interest rate of 6.56%.


J.  Dividend Restriction:
-------------------------

Under Maine Law, dividends may only be paid from available and accumulated statutory surplus funds which have been derived from net operating income and net realized capital gains. At the present time the Company has an accumulated statutory unassigned deficit and does not expect to be in a position to pay dividends in the near future. The Company has never paid a dividend.


K.  Legal Proceedings:
----------------------

The Company for many years has been a party-in-interest in The Official Committee of Unsecured Creditors of American Motor Club, Inc v. Bernard D. Gershuny, et al (U.S. District Court for the Eastern District of New York,
1992). Certain defendants in this action had brought third-party claims against NEIC. During 1997 two large sales of NEIC common stock were consummated on behalf of Mr. Gershuny and First National Life & Casualty Assurance Company, pursuant to prior settlement arrangements. Net proceeds of these sales were paid to the Creditors Committee and certain others. The proceeds to the Creditors Committee were less than the full settlement amount, and the Committee takes the position that it is free to pursue the defendants for the remaining deficiency. Despite the potential continuation of this action and related claims, Management of the Company believes that sufficient payment has been received by the Committee to effect a release of counterclaims and third-party claims by the defendants. Management therefore considers all claims against NEIC to have been resolved without liability to the Company.

Other than ordinary routine litigation incidental to the business, there are no other material legal proceedings pending with regard to NEIC or its wholly-owned subsidiary ACIC.

L.  Leases:
-----------

The Company has various operating leases, including the lease of its home office building, required in the day to day operations of the Company. Lease payments under these agreements were not material, except for the home office lease which expires December 31, 2000 at an annual cost of $134,483 for 1997, increasing gradually to $144,823 for the year ending December 31, 2000. The expense incurred for lease and lease related items for the years ended December 31, 1997 and 1996 was $210,934 and $186,112, respectively.

The following table is a schedule of future minimum lease payments:

                                      Lease Payment
                                      -------------

      Year 1998                          137,845
      Year 1999                          141,291
      Year 2000                          144,823


M.  Adjustments Made in the Fourth Quarter
------------------------------------------

As discussed below, the Company made certain pre-tax adjustments in the fourth quarter of 1997, which have been included in the December 31, 1997 financial statements.

(a)  Investments

A review was completed of investment assets for permanent impairment, in connection with the fair valuation of investments as of December 31, 1997. As a result of this review, an equity security was written down to a fair value of $0, realizing a loss of $62,705.

(b)  Reinsurance

The Company made significant revisions to its various reinsurance contracts throughout 1997. The impact of these revisions were to; (1) charge off reinsurance profit sharing commission receivable of $121,352; (2) charge off ceding commission receivable of $66,141, associated with the commutation of the Company's quota share treaty effective September 30, 1997; and (3) increase the allowance for doubtful reinsurance recoverables by $36,000.

(c)  Reserve for Unpaid Expenses and Other Liabilities

A detailed assessment was completed in 1998 of liabilities for general administrative and salary-related expenses existing as of December 31, 1997. A net adjustment to reduce the Reserve for Unpaid expenses and Other Liabilities in the financial statements for the year ending December 31, 1997, was $64,069.

(d)  Property and Equipment

The Company continued to implement its new computer system throughout 1997. The policy processing component was installed in late 1995 for policies effective January 1996 and the loss processing component was activated in May 1997. As a result of this ongoing implementation, certain computer hardware and software became obsolete. A review of its computer-related assets in 1998 and determined that as of December 31, 1997, assets costing $25,100, with accumulated depreciation of $18,829, had no ongoing useful economic life. A net charge to earnings of $6,271 was taken in the financial statements for the year ending December 31, 1997 to reduce property and equipment asset values to that reflecting their future economic value to the Company.



                        NORTH EAST INSURANCE COMPANY
                              AND SUBSIDIARIES

                                    INDEX
                                    -----

Part I. - Financial Information

      Item 1 -   Financial Statements

                 Consolidated Balance Sheet
                 As of June 30, 1998                                   3

                 Consolidated Statements of Operations and
                 Comprehensive Income for the
                 Six Months Ended June 30,1998 and 1997                4

                 Consolidated Statements of Operations and
                 Comprehensive Income for the
                 Three Months Ended June 30,1998 and 1997              5

                 Consolidated Statements of Cash Flows for the
                 Six Months Ended June 30,1998 and 1997                6

                 Notes to Consolidated Financial Statements            8

                 Management's Discussion and Analysis of
                 the Financial Condition and Results of Operations    10

Part II - Other Information

      Item 4 -   Submission of Matters to a Vote of
                 Security Holders                                     13

      Item 5 -   Other Information                                    14

      Item 6 -   Exhibits and Reports on Form 8-K                     14

Exhibit Index                                                         15


                North East Insurance Company and Subsidiaries

Part I: FINANCIAL INFORMATION
-----------------------------
Item 1. Financial Statements

                         Consolidated Balance Sheet
                             As of June 30, 1998

ASSETS                                                          1998
                                                             -----------
  Investments:
    Fixed maturities available for sale, at
     fair value (amortized cost $15,020,837 )                $15,317,281
    Equity securities available for sale,
     at fair value (cost $262,241)                               221,323
    Short-term investments                                     2,324,764
                                                             -----------
      Total investments                                       17,863,368
  Reinsurance (loss and loss adjustment expense
   reserves and paid recoverables)                             3,373,983
  Premium balances receivable                                  5,433,921
  Reinsurance premium balances receivable                        816,543
  Deferred policy acquisition costs                            1,164,044
  Cash                                                           346,798
  Prepaid reinsurance premiums (ceded unearned premium)          981,371
  Investment income due and accrued                              244,247
  Property and equipment, net of accumulated depreciation        337,948
  Deferred tax asset                                           1,941,605
  Prepaid federal income tax                                       9,242
  Other assets                                                   161,740
                                                             -----------
      Total Assets                                           $32,674,810
                                                             ===========

LIABILITIES
  Losses and loss adjustment expenses                        $13,565,719
  Unearned premiums                                            7,652,118
  Ceded reinsurance balances payable                             769,287
  Reserve for unpaid expenses                                    615,976
  Book overdraft                                                 250,521
  Other liabilities                                               89,990
                                                             -----------
      Total Liabilities                                       22,943,611

SHAREHOLDERS' EQUITY
  Common stock $1.00 par value,
   authorized 6,000,000 shares, issued
   and outstanding 3,049,089 shares                            3,049,089
  Additional paid-in capital                                   6,407,132
  Unrealized appreciation of investments                         168,647
  Accumulated retained earnings                                  106,331
                                                             -----------
      Total Shareholders' Equity                               9,731,199
                                                             -----------
        Total Liabilities and Shareholders' Equity           $32,674,810
                                                             ===========


The accompanying notes are an integral part of the consolidated financial statements.


                North East Insurance Company and Subsidiaries
    Consolidated Statements of Operations and Comprehensive Income (Loss)
                      for the Six Months ended June 30,

                    Consolidated Statements of Operations
                    -------------------------------------


                                            1998          1997
                                         ------------------------
Revenues:
  Premiums earned                        $6,274,216    $5,668,596
  Premiums ceded                            937,583     1,840,812
                                         ------------------------
    Net premiums earned                   5,336,633     3,827,784
  Net investment income                     448,417       381,534
  Realized capital gains                     33,316        79,312
                                         ------------------------
    Total revenues                        5,818,366     4,288,630
Expenses:
  Losses and loss adjustment expenses     4,375,950     3,994,508
  Reinsurance recoveries                   (323,150)     (980,741)
                                         ------------------------
    Net losses and loss adjustment
     expenses                             4,052,800     3,013,767
  Underwriting expenses incurred          2,189,355     1,182,921
                                         ------------------------
    Total expenses                        6,242,155     4,196,688
                                         ------------------------

Income (loss) before provision for
 income taxes                              (423,789)       91,942

Provision (credit) for income taxes        (155,416)       14,268
                                         ------------------------

Net income (loss)                        $ (268,373)   $   77,674
                                         ========================

Net income (loss) per common share:
  Basic                                  $    (0.09)   $     0.03
                                         ========================
  Diluted                                $    (0.09)   $     0.03
                                         ========================


           Consolidated Statements of Comprehensive Income (Loss)
           ------------------------------------------------------


                                                         1998       1997
                                                      --------------------

Net income (loss)                                     $(268,373)   $77,674
Other comprehensive income (loss):
  Change in unrealized appreciation (depreciation)
   of securities (provision for income taxes
   1998 - $4,204; 1997 -$0)                               8,160    (61,540)
                                                      --------------------

Comprehensive income (loss)                           $(260,213)   $16,134
                                                      ====================


The accompanying notes are an integral part of the consolidated financial statements.

                North East Insurance Company and Subsidiaries
    Consolidated Statements of Operations and Comprehensive Income (Loss)
                     for the Three Months ended June 30,

                    Consolidated Statements of Operations
                    -------------------------------------


                                            1998          1997
                                         ------------------------
Revenues:
  Premiums earned                        $3,252,859    $2,911,799
  Premiums ceded                            455,183     1,175,365
                                         ------------------------
    Net premiums earned                   2,797,676     1,736,434
  Net investment income                     224,654       243,346
  Realized capital gains (losses)               124        (3,112)
                                         ------------------------
    Total revenues                        3,022,454     1,976,668
Expenses:
  Losses and loss adjustment expenses     1,731,261     1,878,410
  Reinsurance recoveries                   (156,637)     (615,795)
                                         ------------------------
    Net losses and loss adjustment
     expenses                             1,574,624     1,262,615
  Underwriting expenses incurred          1,110,863       344,526
                                         ------------------------
    Total expenses                        2,685,487     1,607,141
                                         ------------------------

Income before provision for
 income taxes                               336,967       369,527

Provision for income taxes                  114,526        71,721
                                         ------------------------

Net income                               $  222,441    $  297,806
                                         ========================

Net income per common share:
  Basic                                  $     0.07    $     0.10
                                         ========================
  Diluted                                $     0.07    $     0.10
                                         ========================



               Consolidated Statements of Comprehensive Income
               -----------------------------------------------


                                                        1998        1997
                                                      --------------------

Net income                                            $222,441    $297,806
Other comprehensive income:
  Change in unrealized appreciation (depreciation)
   of securities (provision for income taxes
   1998-$5,081; 1997-$0)                                 9,862     255,632
                                                      --------------------

Comprehensive income                                  $232,303    $553,438
                                                      ====================


The accompanying notes are an integral part of the consolidated financial statements.


                North East Insurance Company And Subsidiaries
                    Consolidated Statements of Cash Flows
                      for the Six Months ended June 30,


                                                       1998          1997
                                                    ------------------------

Cash flow from operating activities:
  Insurance premium received                        $6,455,633    $5,379,126
  Loss and loss adjustment expenses paid            (3,291,371)   (4,962,879)
  Operating expenses paid                           (2,158,056)   (2,032,904)
  Investment income received                           414,074       419,448
                                                    ------------------------
    Net cash provided (used)
     in operating activities                         1,420,280    (1,197,209)
                                                    ------------------------

Cash flows from investing activities:
  Fixed maturities available for sale, sold          2,839,734     1,731,194
  Fixed maturities available for sale, purchased    (5,040,919)   (1,850,675)
  Equity securities available for sale, purchased     (169,979)            0
  Sale of furniture, fixtures and equipment             14,530             0
  Purchase of furniture, fixtures and
   equipment                                           (23,978)      (71,760)
                                                    ------------------------
    Net cash used in investing activities           (2,380,612)     (191,241)
                                                    ------------------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                 5,758       100,049
  Decrease in book overdraft                          (146,602)            0
                                                    ------------------------
    Net cash provided
     (used) in financing activities                   (140,844)      100,049

  Net decrease in cash,
   and short-term investments                       (1,101,176)   (1,288,401)
Cash and short-term
 investments at beginning of year                    3,772,738     2,861,810
                                                    ------------------------
  Cash and short-term
   investments at end of period                     $2,671,562    $1,573,409
                                                    ========================


The accompanying notes are an integral part of the consolidated financial statements.


                North East Insurance Company And Subsidiaries
                 Consolidated Reconciliation of Cash Used In
                  Operating Activities to Net Income (Loss)
                      for the Six Months ended June 30,


                                                    1998           1997
                                                 -------------------------

Net income (loss)                                $ (268,373)   $    77,674

Decrease (increase) in net premium and ceded
 reinsurance balances                               347,064     (1,799,689)
Increase in unearned
 premium reserve                                    771,936      2,374,507
Increase (decrease) in net loss and loss
 adjustment expense reserve                         761,429       (972,588)
Decrease (increase) in investment income
 due and accrued                                    (34,343)        37,914
Decrease (increase) in deferred tax asset          (155,416)        14,268
Increase in deferred policy
 acquisition costs                                 (134,556)      (377,226)
Increase (decrease) in expense accruals              37,769       (609,910)
Amortization of bond premium, net                    32,152         40,337
Depreciation and amortization expense                96,929         97,183
Gain on investment activities                       (34,311)       (79,679)
                                                 -------------------------
Net cash provided
 (used) in operating activities                  $1,420,280    $(1,197,209)
                                                 =========================


The accompanying notes are an integral part of the consolidated financial statements.


                North East Insurance Company and Subsidiaries

                 Notes to Consolidated Financial Statements

                                June 30, 1998

1. The condensed financial statements included herein have been prepared by the Registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Registrant believes that the disclosures which are made are adequate to make the information presented not misleading, particularly when read in conjunction with the financial statements and the notes thereto included in the Registrant's latest annual report on Form 10-KSB. In Management's opinion, the attached interim financial statements reflect all adjustments which are necessary for a fair statement of the results for the periods presented.

2. In June 1997, the Financial Accounting Standards Board ("FASB") issued FAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a financial statement with the same prominence as other financial statements. Comprehensive income is defined as net income adjusted for changes in shareholders' equity resulting from events other than net income or transactions related to an entity's capital instruments. North East adopted the provisions of FAS 130 effective January 1, 1998.

In June 1997, the FASB issued FAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes standards for reporting information about operating segments. Generally, FAS 131 requires that financial information be reported on the basis that is used internally for evaluating performance. The Company is required to adopt FAS 131 effective January 1, 1998 and comparative information for earlier years must be restated. This statement does not need to be applied to interim financial statements in the initial year of application. The Company is currently considering what impact, if any, FAS 131 will have on its year end reporting format.

In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. Generally, FAS 133 requires recognition of all derivatives, at fair value, as either assets or liabilities in the statement of financial position. The Company is required to adopt the provisions of FAS 133 effective January 1, 2000. Adoption of FAS 133 is not expected to have a material effect on the Company's consolidated results of operations or financial position as the Company presently does not hold any derivative instruments nor does it participate in any hedging transactions.

3. North East Insurance Company owns 100% of American Colonial Insurance Company and North Atlantic Underwriters, Inc. whose results are consolidated herein.

4. Earnings per share are computed in accordance with the provisions of FAS No. 128 "Earnings Per Share" which requires the dual presentation of basic and diluted earnings per share. The weighted average number of shares outstanding used to calculate basic earnings per share was 3,046,949 and 3,008,727 for the six months ended June 30, 1998 and 1997, respectively. The weighted average number of shares outstanding used to calculate diluted earnings per share was 3,140,601 and 3,069,241 for the six months ended June 30, 1998 and 1997, respectively.


NORTH EAST INSURANCE COMPANY
RIGHTS OFFERING PROSPECTUS
__________, 1998





      UNDER THE SECURITIES EXCHANGE ACT OF 1934, WE MUST FILE REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). YOU MAY OBTAIN COPIES OF OUR RECENT REPORTS AND PROXY STATEMENT IN THE FOLLOWING WAYS: (1) BY WRITING US AT NORTH EAST INSURANCE COMPANY, P.O. BOX 1418, SCARBOROUGH, ME 04070-1418; (2) THROUGH THE EDGAR DATABASE ON THE SEC'S WEBSITE ON THE INTERNET (HTTP://WWW.SEC.GOV); OR (3) BY INSPECTION OR COPYING AT PUBLIC REFERENCE ROOMS AT THE SEC'S PRINCIPAL OFFICE AT JUDICIARY PLAZA BUILDING, 450 FIFTH STREET, N.W., WASHINGTON, DC 20549, OR AT ITS REGIONAL OFFICES AT NORTHWESTERN ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661 OR 7 WORLD TRADE CENTER, 13TH FLOOR, NEW YORK, NEW YORK 10048, OR (4) BY WRITTEN REQUEST TO THE PUBLIC REFERENCE SECTION OF THE COMMISSION AT JUDICIARY PLAZA, 450 FIFTH STREET, N.W., WASHINGTON, D.C. 20549, AT PRESCRIBED RATES.

      THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM SB-2, WHICH WE HAVE FILED AS REQUIRED BY THE SECURITIES ACT OF 1933. THE REGISTRATION STATEMENT CONTAINS CERTAIN INFORMATION AND EXHIBITS THAT DO NOT APPEAR IN THE PROSPECTUS ITSELF. YOU MAY OBTAIN A COPY OF THE REGISTRATION STATEMENT (INCLUDING EXHIBITS) BY WRITING US AT THE ADDRESS SET FORTH ABOVE, OR FROM THE SEC THROUGH ITS WEBSITE OR AT THE ADDRESSES SET FORTH ABOVE.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT IN THE PROSPECTUS.

      UNTIL ________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Sections 719 of the Maine Business Corporation Act (the "MBCA") grants the Registrant broad powers to indemnify and insure its directors and officers against liabilities they may incur in such capacities. In accordance therewith, the Registrant's By-Laws generally provide for the fullest indemnification of an officer or director of the Registrant permitted under the MBCA.

      The Registrant has entered into agreements with its directors and certain of its officers that require the Registrant to indemnify such persons against expenses, including attorneys' fees, judgments, fines, settlements and other amounts incurred directly or indirectly in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person served as a director or officer of the Registrant or any of its affiliated enterprises, provided that such indemnification is consistent with applicable law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses incurred by the Registrant in connection with the Rights Offering are:


SEC registration fee.........................................      $ [     ]
Accounting fees and expenses*................................      $ [     ]
Legal fees and expenses*.....................................      $ [     ]
Subscription Agent fees*.....................................      $ [     ]
Printing costs*..............................................      $ [     ]
Miscellaneous*...............................................      $ [     ]
                                                                   ---------
Total........................................................      $ [     ]


    *  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      The Registrant has not made any sale of unregistered securities during the past three years.


ITEM 27.  EXHIBITS.

      A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its bylaws or any indemnification agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Maine on this 3rd day of September, 1998.

                                     NORTH EAST INSURANCE COMPANY

                                     By: /s/ Robert G. Schatz
                                         Robert G. Schatz
                                         President and Chief Executive Officer


Signature                Title                               Date
---------                -----                               ----

/s/ Robert G. Schatz     President, Chief Executive          September 3, 1998
-----------------------
Robert G. Schatz         Officer and Director

/s/ Ronald A. Libby      Chief Operating Officer             September 3, 1998
-----------------------
Ronald A. Libby

/s/ Graham S. Payne      Treasurer, Chief Financial Officer  September 3, 1998
-----------------------
Graham S. Payne          [principal accounting officer]

                         Director
-----------------------
Edward B. Batal

/s/ Terence C. Cummings* Director                            September 3, 1998
-----------------------
Terence C. Cummings

                         Director
-----------------------
Robert A. Hancock

/s/ Wilson G. Hess*      Director                            September 3, 1998
-----------------------
Wilson G. Hess

/s/ Joseph M. Hochadel*  Director                            September 3, 1998
-----------------------
Joseph M. Hochadel

/s/ Peter A. Russ*       Director                            September 3, 1998
-----------------------
Peter A. Russ

/s/ Bruce H. Suter*      Director                            September 3, 1998
-----------------------
Bruce H. Suter



  * By: /s/ Robert G. Schatz
        ----------------------------------
        Robert G. Schatz, Attorney in Fact

                                EXHIBIT INDEX


3.1*   Certificate of Organization, as amended to date.

3.2 Bylaws of North East Insurance Company, as amended to date, is incorporated herein by reference to Exhibit 3.2 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995

4.1    Instruments Defining the Rights of Security Holders; see Exhibits
       3.1 and 3.2

5.1*   Opinion of Verrill & Dana, LLP

10.1 Lease, dated August 14, 1990, of North East's home office, incorporated herein by reference to Exhibit 10.1 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994

10.2 Employment Agreement dated December 1, 1997 between North East and Robert G. Schatz is incorporated herein by reference to Exhibit
       10.3 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997

10.3 Letter Agreement dated October 28, 1996 between the Company and Robert G. Schatz, regarding bonus compensation arrangements is incorporated herein by reference to Exhibit 10.4 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996

10.4 Letter Agreement dated October 28, 1996 between the Company and Ronald A. Libby, regarding terms of employment is incorporated herein by reference to Exhibit 10.5 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996

10.5 Letter Agreement dated October 28, 1996 between the Company and Samuel M. Koren, regarding terms of employment is incorporated herein by reference to Exhibit 10.6 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996

10.6 Employment Continuity Agreement dated as of October 28, 1996 between the Company and Robert G. Schatz is incorporated herein by reference to Exhibit 10.7 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996

10.7 Employment Continuity Agreement dated as of October 28, 1996 between the Company and Ronald A. Libby Schatz is incorporated herein by reference to Exhibit 10.8 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996

10.8 Employment Continuity Agreement dated as of October 28, 1996 between the Company and Samuel M. Koren is incorporated herein by reference to Exhibit 10.9 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996

10.9 North East Insurance Company Stock Option Plan is incorporated herein by reference to Exhibit 10.10 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997

21 List of Subsidiaries of North East is incorporated by reference to Exhibit 21 to NEIC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993.

23.1*  Consent of PricewaterhouseCoopers LLP

23.2*  Consent of Verrill & Dana, LLP (included in its opinion filed as
       Exhibit 5.1 hereto)

24.1 Form of power of Attorney as executed by Terence C. Cummings, Wilson G. Hess, Joseph M. Hochadel, Peter A. Russ, and
       Bruce H. Suter

99.1   Form of Subscription Agreement

99.2*  Instructions for use of Subscription Agreement

__________
* To be filed by amendment